NYSE: NEM, ASX: NEM, TSX: NGT, PNGX: NEM	Exhibit 99.1
Newmont Reports Third Quarter 2024 Results
DENVER, October 23, 2024 – Newmont Corporation (NYSE: NEM, ASX: NEM, TSX: NGT, PNGX: NEM) (Newmont or the Company) today announced third quarter 2024 results and declared a third quarter dividend of $0.25 per share.
"In the third quarter, Newmont delivered 2.1 million gold equivalent ounces and generated $760 million in free cash flow from our world-class portfolio," said Tom Palmer, Newmont's President and Chief Executive Officer. “We continue to make meaningful progress on our non-core divestment program with the two transactions announced in the quarter, which are expected to deliver up to $1.5 billion in combined gross proceeds. Our divestiture progress and strong free cash flow generation have positioned us to continue reducing debt and repurchasing shares, creating significant and lasting value for our shareholders.”
Q3 2024 Results1
▪Announced an agreement to sell the Akyem mine in Ghana for up to $1 billion in cash, as well as an agreement to divest the Telfer mine and 70 percent interest in the Havieron project in Western Australia for up to $475 million of gross proceeds
▪Continue to expect to receive at least $2 billion in gross divestiture proceeds from high-quality, non-core asset sales, in addition to the $527 million dollars in cash already received from other investment sales since the beginning of 2024
▪Since the last earnings release, repurchased 9.4 million shares at an average price of $53.16 for a total cost of $500 million, of which $198 million was repurchased during the third quarter2; $750 million of share repurchases completed since program announced in February 2024
▪Newmont's Board authorized an additional $2 billion share repurchase program to be executed at the Company’s discretion, utilizing open market repurchases to occur from time to time throughout the next 24 months3
▪Delivered $786 million in total returns to shareholders through share repurchases and dividend payments2; declared a dividend of $0.25 per share of common stock for the third quarter of 20244
▪Since the last earnings release, reduced nominal debt by $233 million for a cash cost of $210 million, of which $150 million was purchased during the third quarter and $83 million was purchased in October 2024; $483 million of debt retired year-to-date in 2024
▪Produced 1.7 million attributable gold ounces, primarily driven by production of 1.4 million gold ounces from Newmont's Tier 1 Portfolio5, as well as 430 thousand gold equivalent ounces (GEOs)6 from copper, silver, zinc, and lead, including 37 thousand tonnes of copper
▪Generated $1.6 billion of cash from operating activities, net of working capital changes of $(209) million; reported $760 million in Free Cash Flow7
▪Reported Net Income of $924 million, Adjusted Net Income (ANI) of $0.81 per diluted share and Adjusted EBITDA of $2.0 billion7
▪Achieved $500 million annual synergy run-rate following the Newcrest acquisition, reaching Newmont's commitment more than a year ahead of schedule8
▪Positioned to meet Newmont's 2024 production guidance; expect to deliver attributable production of 1.8 million gold ounces at an All-In Sustaining Cost (AISC) of $1,475 per ounce in the fourth quarter9
▪Partnered with MKS PAMP to launch a traceable mine-to-market gold bar; for sale through the largest U.S. wholesaler, providing consumers direct access to Newmont's gold and demonstrating a commitment to transparent sourcing

1 Newmont’s actual condensed consolidated financial results remain subject to completion and final review by management and external auditors for the quarter ended September 30, 2024. Newmont intends to file its Q3 2024 Form 10-Q on or about the close of business on October 24, 2024. See notes at the end of this release and cautionary statement regarding forward-looking statements.
2 Total returns to shareholders includes $302 million of shares repurchased in October 2024.
3 The share repurchase program will be executed at the Company’s discretion, utilizing open market repurchases to occur from time to time throughout authorization period, See cautionary statement regarding forward looking statements at end of this release.
4 Newmont's Board of Directors declared a dividend of $0.25 per share of common stock for the third quarter of 2024, payable on December 23, 2024 to holders of record at the close of business on November 27, 2024.
5 See cautionary statement and notes at the end of this release for definition of Tier 1 Portfolio
6 Gold equivalent ounces (GEOs) calculated using Gold ($1,400/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($1.00/lb.), and Zinc ($1.20/lb.) pricing for 2024.
7 Non-GAAP metrics; see reconciliations at the end of this release.
8Synergies are a management estimate provided for illustrative purposes and should not be considered a GAAP or non-GAAP financial measure. Synergies represent management’s combined estimate of pre-tax synergies, supply chain efficiencies and Full Potential improvements, as a result of the integration of Newmont’s and Newcrest’s businesses that have been monetized for the purposes of the estimation. Such estimates are necessarily imprecise and are based on numerous judgments and assumptions. See cautionary statement at the end of this release regarding forward-looking statements.
9 See discussion of outlook and cautionary statement at the end of this release regarding forward-looking statements.
NEWMONT THIRD QUARTER 2024 RESULTS | NEWS RELEASE         1

Summary of Third Quarter Results

	2023					2024
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	YTD
Average realized gold price ($/oz)	$1,906	$1,965	$1,920	$2,004	$1,954	$2,090	$2,347	$2,518	$2,316
Attributable gold production (Moz)[1]	1.27	1.24	1.29	1.74	5.55	1.68	1.61	1.67	4.95
Gold CAS ($/oz)[2,3]	$1,025	$1,054	$1,019	$1,086	$1,050	$1,057	$1,152	$1,207	$1,138
Gold AISC ($ per ounce)[3]	$1,376	$1,472	$1,426	$1,485	$1,444	$1,439	$1,562	$1,611	$1,537
Net income (loss) attributable to Newmont stockholders ($M)	$351	$155	$158	$(3,158)	$(2,494)	$170	$853	$922	$1,945
Adjusted net income ($M)[4]	$320	$266	$286	$452	$1,324	$630	$834	$936	$2,400
Adjusted net income per share ($/diluted share)[4]	$0.40	$0.33	$0.36	$0.46	$1.57	$0.55	$0.72	$0.81	$2.08
Adjusted EBITDA ($M)[4]	$990	$910	$933	$1,382	$4,215	$1,694	$1,966	$1,967	$5,627
Cash from operations before working capital ($M)[5]	$843	$763	$874	$787	$3,267	$1,442	$1,657	$1,846	$4,945
Net cash from operating activities of continuing operations ($M)	$481	$656	$1,001	$616	$2,754	$776	$1,394	$1,637	$3,807
Capital expenditures ($M)[6]	$526	$616	$604	$920	$2,666	$850	$800	$877	$2,527
Free cash flow ($M)[7]	$(45)	$40	$397	$(304)	$88	$(74)	$594	$760	$1,280
Third Quarter 2024 Production and Financial Summary
Attributable gold production1 increased 4 percent to 1,668 thousand ounces from the prior quarter primarily due to higher production at Cerro Negro from a full quarter of resumed operations following the completion of the investigation into the tragic fatalities of two members of the Newmont workforce in the second quarter. Third quarter production also benefited from higher throughput at Brucejack, higher mill utilization at Ahafo following the girth gear replacement during the second quarter and improved production at Yanacocha primarily driven by the benefits of injection leaching.

Fourth quarter production is expected to be the highest of the year driven primarily by improved grades at Peñasquito and Tanami, improved throughput at Lihir after the expected completion of the planned autoclave maintenance and sequential improvements delivered from our non-managed joint venture operation at Nevada Gold Mines.
Average realized gold price was $2,518, an increase of $171 per ounce over the prior quarter. Average realized gold price includes $2,488 per ounce of gross price received, a favorable impact of $34 per ounce mark-to-market on provisionally-priced sales and reductions of $4 per ounce for treatment and refining charges.
Gold CAS2 totaled $1.9 billion for the quarter. Gold CAS per ounce3 increased 5 percent to $1,207 per ounce compared to the prior quarter primarily due to higher direct costs at Lihir, as a result of planned autoclave maintenance, as well as higher direct operating costs primarily due to increased contract services across the portfolio.
Gold AISC per ounce3 increased 3 percent to $1,611 per ounce compared to the prior quarter primarily due to higher CAS.
Attributable gold equivalent ounce (GEO) production from other metals decreased 10 percent to 430 thousand ounces from the prior quarter due to lower production at Peñasquito as a result of lower co-product grades.
CAS from other metals2 totaled $418 million for the quarter. CAS per GEO3 increased 21 percent from the prior quarter to $1,015 per ounce due to higher costs allocated to co-products at Peñasquito, Cadia, and Red Chris, as well as the impact of the shutdown at Telfer due to the tailings remediation work.
AISC per GEO3 increased 11 percent to $1,338 per ounce compared to the prior quarter primarily due to higher CAS from other metals, partially offset by lower treatment and refining costs.
NEWMONT THIRD QUARTER 2024 RESULTS | NEWS RELEASE         2

Net income attributable to Newmont stockholders was $922 million or $0.80 per diluted share, an increase of $69 million from the prior quarter primarily due to higher average realized gold prices and higher sales volumes, partially offset by higher unit costs of production, as well as a loss on assets held for sale of $115 million recognized in the third quarter compared to $246 million recognized in the second quarter of 2024.
Adjusted net income4 was $936 million or $0.81 per diluted share, compared to $834 million or $0.72 per diluted share in the prior quarter. Primary adjustments to third quarter net income include a loss on assets held for sale of $115 million primarily related to Telfer and Havieron, reclamation and remediation charges of $33 million, a gain on asset and investment sales of $28 million, Newcrest transaction and integration costs of $17 million, a loss on the fair value of investments of $17 million and a gain of $15 million on the partial redemption of certain Senior Notes.
Adjusted EBITDA4 remained in line with the prior quarter at $2.0 billion.
Consolidated cash from operations before working capital5 increased 11 percent from the prior quarter to $1.8 billion primarily due to higher realized gold prices in the third quarter.
Consolidated net cash from operating activities increased 17 percent from the prior quarter to $1.6 billion primarily due to the improvement in cash from operations. Net cash from operating activities in the third quarter was impacted by a $209 million reduction in operating cash flow due to changes in working capital, including a build in inventory of $202 million mainly due to Lihir and Telfer, and reclamation spend of $107 million, primarily related to the construction of the Yanacocha water treatment facilities. These unfavorable working capital changes were partially offset by favorable timing of accrued liability payments.
Free Cash Flow7 increased 28 percent from the prior quarter to $760 million primarily due to improvements in consolidated net cash from operating activities including reduced working capital impacts, partially offset by higher capital expenditures.
Capital expenditures (net of capital accruals)6 increased 10 percent from the prior quarter to $877 million. Sustaining capital spend increased from the second quarter due to the timing of project spend at Ahafo, Tanami, Boddington, and Lihir. Development capital expenditures in 2024 primarily relate to Tanami Expansion 2, Ahafo North, Cadia Panel Caves, and Cerro Negro expansion projects.
Balance sheet and liquidity remained strong in the third quarter, ending with $3.0 billion of consolidated cash and cash of $86 million included in Assets held for sale, with approximately $7.1 billion of total liquidity; reported net debt to adjusted EBITDA of 0.9x8.
Non-Managed Joint Venture and Equity Method Investments9
Nevada Gold Mines (NGM) attributable gold production decreased 4 percent to 242 thousand ounces, with a 7 percent increase in CAS to $1,311 per ounce3. AISC was largely in line with the prior quarter at $1,675 per ounce3.
Pueblo Viejo (PV) attributable gold production increased 25 percent to 66 thousand ounces compared to the prior quarter. Cash distributions received for the Company's equity method investment in Pueblo Viejo totaled $37 million in the third quarter. Capital contributions of $12 million were made during the quarter related to the expansion project at Pueblo Viejo.
Fruta del Norte attributable gold production is reported on a quarter lag. Production reported in the third quarter of 2024 increased 23 percent to 43 thousand ounces compared to the prior quarter. Cash distributions received from the Company's equity method investment in Fruta del Norte were $15 million for the third quarter.

1 Attributable gold production includes ounces from the Company's equity method investment in Pueblo Viejo (40%) and in Lundin Gold (31.9%).
2 Consolidated Costs applicable to sales (CAS) excludes Depreciation and amortization and Reclamation and remediation.
3 Non-GAAP measure. See end of this release for reconciliation to Costs applicable to sales.
4 Non-GAAP measure. See end of this release for reconciliation to Net income (loss) attributable to Newmont stockholders.
5 Cash from operations before working capital is a non-GAAP metric with the most directly comparable GAAP financial metric being to Net cash provided by (used in) operating activities, as shown reconciled in the Condensed Consolidated Statements of Cash Flows.
6 Capital expenditures refers to Additions to property plant and mine development from the Consolidated Statements of Cash Flows.
7 Non-GAAP measure. See end of this release for reconciliation to Net cash provided by operating activities.
8 Non-GAAP measure. See end of this release for reconciliation.
9 Newmont has a 38.5% interest in Nevada Gold Mines, which is accounted for using the proportionate consolidation method. In addition, Newmont has a 40% interest in Pueblo Viejo, which is accounted for as an equity method investment, as well as a 31.9% interest in Lundin Gold, who wholly owns and operates the Fruta del Norte mine, which is accounted for as an equity method investment on a quarter lag.
NEWMONT THIRD QUARTER 2024 RESULTS | NEWS RELEASE         3

Projects Update: Cadia Panel Caves
Cadia Panel Caves (Australia) includes two panel caves expected to extract approximately 5.9 million ounces of gold reserves as well as 1.3 million tonnes of copper reserves1.
•Panel Cave 2-3 (PC2-3) is expected to produce 1.0 million ounces of gold and more than 400 thousand tonnes of copper over its ten-year cave life (2024 - 2034). During peak production (2027 - 2032), PC2-3 is expected to ramp up to deliver between 100 and 150 thousand ounces of gold per year, and between 40 and 60 thousand tonnes of copper per year. First ore was delivered during the fourth quarter of 2023 and cave establishment was achieved during the third quarter of 2024. Total capital cost for PC2-3 is estimated to be between $1.0 and $1.2 billion, which includes more than $900 million spent by Newcrest prior to the acquisition by Newmont in November 2023. Development capital spend by Newmont is estimated to be between $150 to $250 million and continue until the last drawbell is fired expected to be in the second half of 2026. Development capital invested (excluding capitalized interest) since acquisition is $49 million, of which $38 million related to 2024.
•Panel Cave 1-2 (PC1-2) is expected to produce 4.0 million ounces of gold and more than 700 thousand tonnes of copper over its fifteen year cave life (2027 - 2042). During peak production (2030 - 2040), PC1-2 is expected to ramp up to deliver between 275 and 325 thousand ounces of gold per year, and between 35 and 55 thousand tonnes of copper per year. The PC1-2 project is currently under review and a more fulsome update on the project's opportunities and metrics is expected to be provided in 2025. Development capital invested (excluding capitalized interest) since acquisition is $148 million, of which $123 million related to 2024.
•In line with the development of the Cadia Panel Caves, Newmont's current focus is on maximizing existing tailings capacity, repairing the south wall of the Northern Tailings Facility and delivering the Southern Tailings lift. Newmont is undertaking long-term planning and design of its facilities to ensure that the tailings storage facilities are able to support the long mine life of Cadia. This work is intended to create capacity for the development of PC2-3, PC1-2, and future caves, setting up the next several decades of ore feed at Cadia.

Committed to Concurrent Reclamation
Since mines operate for a finite period, careful closure planning is crucial to address the diverse social, economic, environmental, and regulatory impacts associated with the end of mining operations. Newmont’s global Closure Strategy integrates closure planning throughout each operation’s lifespan, aiming to create enduring positive and sustainable legacies that last long after mining ceases. Newmont continues to accrue to reclamation and remediation spend through the year. With $273 million in reclamation spent year to date, we anticipate an additional $225 million to be spent in the fourth quarter of 2024, primarily related to the construction of two new water treatment plants and post-closure management at Yanacocha. The operation’s ongoing closure planning study advanced to the feasibility state in December 2023 and continues to address several complex closure issues, including water management, social impacts and tailings. A long-term water management solution will replace five existing water treatment facilities with two, addressing the watersheds along the continental divide. Certain estimated costs remain subject to revision as ongoing study work and assessment of opportunities that incorporates the latest design considerations remain in progress.

1 PC2-3 and PC1-2 are subsets of Cadia’s total Mineral Reserves, please refer to Newmont’s 10-K for the total Mineral Reserves and Mineral Resources at Cadia for the year ended December 31, 2023, filed with the SEC on February 29, 2024. Project estimates remain subject to change based upon uncertainties, including future market conditions, macroeconomic and geopolitical conditions, changes in interest rates, inflation, commodities and raw materials prices, supply chain disruptions, labor markets, engineering and mine plan assumptions, future funding decisions, consideration of strategic capital allocation, and other factors, which may impact estimated capital expenditures, AISC, and timing of projects. Please see the cautionary statement at the end of this release for additional information regarding forward-looking statements.
NEWMONT THIRD QUARTER 2024 RESULTS | NEWS RELEASE         4

Newmont's Fourth Quarter 2024 Outlook
Please see the cautionary statement and footnotes for additional information.

Guidance Metric	Q4 2024
Gold ($2,500/oz price assumption)[a]
Attributable Gold Production (Koz)	1,800
Gold CAS ($/oz)	$1,050
Gold AISC ($/oz)	$1,475
Copper ($8,818/tonne price assumption)[a]
Copper Production (ktonne)[a]	35
Copper CAS ($/tonne)[b]	$4,900
Copper AISC ($/tonne)[b]	$7,500
Silver ($28.00/oz price assumption)[a]
Silver Production (Moz)	11
Silver CAS ($/oz)[b]	$9.00
Silver AISC ($/oz)[b]	$15.00
Lead ($2,094/tonne price assumption)[a]
Lead Production (ktonne)	28
Lead CAS ($/tonne)[b]	$970
Lead AISC ($/tonne)[b]	$1,500
Zinc ($2,646/tonne price assumption)[a]
Zinc Production (ktonne)	70
Zinc CAS ($/tonne)[b]	$1,200
Zinc AISC ($/tonne)[b]	$2,100
Attributable Capital
Sustaining Capital ($M)[a]	$550
Development Capital ($M)[a]	$320
Consolidated Expenses
Exploration & Advanced Projects ($M)	$115
General & Administrative ($M)	$110
Interest Expense ($M)	$80
Depreciation & Amortization ($M)	$700
Adjusted Tax Rate[c,d]	34%
aCo-product metal pricing assumptions in imperial units equate to Copper ($4.00/lb.), Lead ($0.95/lb.), and Zinc ($1.20/lb.).
bConsolidated basis
c The adjusted tax rate excludes certain items such as tax valuation allowance adjustments.
d Assuming average prices of $2,500 per ounce for gold, $4.00 per pound for copper, $28.00 per ounce for silver, $0.95 per pound for lead, and $1.20 per pound for zinc and achievement of production, sales and cost estimates, Newmont estimates its consolidated adjusted effective tax rate related to continuing operations for the fourth quarter of 2024 will be 34%.
NEWMONT THIRD QUARTER 2024 RESULTS | NEWS RELEASE         5

	2023					2024
Operating Results	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	YTD
Attributable Sales (koz)
Attributable gold ounces sold (1)	1,188	1,197	1,229	1,726	5,340	1,581	1,528	1,551		4,660
Attributable gold equivalent ounces sold	265	251	59	321	896	502	453	412		1,367

Average Realized Price ($/oz, $/lb)
Average realized gold price	$1,906	$1,965	$1,920	$2,004	$1,954	$2,090	$2,347	$2,518		$2,316
Average realized copper price	$4.18	$3.26	$3.68	$3.69	$3.71	$3.72	$4.47	$4.31		$4.17
Average realized silver price (2)	$19.17	$20.56	N.M.	$19.45	$19.97	$20.41	$26.20	$25.98		$23.72
Average realized lead price (2)	$0.86	$0.92	N.M.	$0.90	$0.90	$0.92	$1.05	$0.86		$0.94
Average realized zinc price (2)	$1.18	$0.73	N.M.	$3.71	$0.96	$0.92	$1.31	$1.14		$1.11

Attributable Gold Production (koz)
Boddington	199	209	181	156	745	142	147	137		426
Tanami	63	126	123	136	448	90	99	102		291
Cadia	—	—	—	97	97	122	117	115		354
Lihir	—	—	—	134	134	181	141	129		451
Ahafo	128	137	133	183	581	190	184	213		587
Peñasquito (2)	85	38	—	20	143	45	64	63		172
Cerro Negro	67	48	71	83	269	81	19	60		160
Yanacocha	56	65	87	68	276	91	78	93		262
Merian (75%)	62	40	62	78	242	57	46	43		146
Brucejack	—	—	—	29	29	37	60	89		186
Red Chris (70%)	—	—	—	5	5	6	9	9		24
Managed Tier 1 Portfolio	660	663	657	989	2,969	1,042	964	1,053		3,059
Nevada Gold Mines (38.5%)	261	287	300	322	1,170	264	253	242		759
Pueblo Viejo (40%) (3)	60	51	52	61	224	54	53	66		173
Fruta Del Norte (31.9%) (4)	—	—	—	—	—	21	35	43		99
Non-Managed Tier 1 Portfolio	321	338	352	383	1,394	339	341	351		1,031
Total Tier 1 Portfolio	981	1,001	1,009	1,372	4,363	1,381	1,305	1,404		4,090
Telfer	—	—	—	43	43	31	14	6		51
Akyem	71	49	75	100	295	69	47	47		163
CC&V	48	41	45	38	172	28	35	38		101
Porcupine	66	60	64	70	260	61	91	67		219
Éléonore	66	48	50	68	232	56	61	54		171
Musselwhite	41	41	48	50	180	49	54	52		155
Non-Core Assets (5)	292	239	282	369	1,182	294	302	264		860
Total Attributable Gold Production	1,273	1,240	1,291	1,741	5,545	1,675	1,607	1,668		4,950

Attributable Co-Product GEO Production (kGEO)
Boddington	64	67	58	56	245	49	55	48		152
Cadia	—	—	—	90	90	118	117	120		355
Peñasquito (2)	224	189	—	116	529	288	268	229		785
Red Chris (70%)	—	—	—	20	20	28	35	32		95
Tier 1 Portfolio	288	256	58	282	884	483	475	429		1,387
Telfer	—	—	—	7	7	6	2	1		9
Non-Core Assets (5)	—	—	—	7	7	6	2	1		9
Total Attributable Co-Product GEO Production	288	256	58	289	891	489	477	430		1,396

Gold CAS Consolidated ($/oz)
Boddington	$841	$777	$848	$941	$847	$1,016	$1,022	$1,098		$1,043
Tanami	$936	$829	$655	$702	$759	$902	$1,018	$979		$968
Cadia	$—	$—	$—	$1,079	$1,079	$648	$624	$723		$664
Lihir	$—	$—	$—	$1,117	$1,117	$936	$1,101	$1,619		$1,179
Ahafo	$992	$910	$969	$924	$947	$865	$976	$867		$900
Peñasquito (2)	$1,199	$831	N.M.	$1,306	$1,219	$853	$827	$985		$888
Cerro Negro	$1,146	$1,655	$1,216	$1,132	$1,257	$861	$2,506	$1,535		$1,393
Yanacocha	$1,067	$1,187	$1,057	$975	$1,069	$972	$1,000	$1,072		$1,015
Merian (75%)	$1,028	$1,501	$1,261	$1,155	$1,207	$1,221	$1,546	$1,795		$1,504
Brucejack	$—	$—	$—	$1,898	$1,898	$2,175	$1,390	$970		$1,302
Red Chris (70%)	$—	$—	$—	$905	$905	$940	$951	$2,228		$1,411
Managed Tier 1 Portfolio	$984	$977	$975	$1,027	$995	$955	$1,048	$1,117		$1,042
Nevada Gold Mines (38.5%)	$1,109	$1,055	$992	$1,125	$1,070	$1,177	$1,220	$1,311		$1,234
Non-Managed Tier 1 Portfolio	$1,109	$1,055	$992	$1,125	$1,070	$1,177	$1,220	$1,311		$1,234
Total Tier 1 Portfolio	$1,019	$1,001	$980	$1,050	$1,016	$1,000	$1,083	$1,153		$1,080
Telfer(6)	$—	$—	$—	$1,882	$1,882	$2,632	$2,548	N.M.		$2,996
Akyem	$810	$1,087	$1,032	$877	$931	$1,006	$1,716	$2,051		$1,491
CC&V	$1,062	$1,186	$1,253	$1,122	$1,156	$1,394	$1,361	$1,416		$1,391
Porcupine	$1,071	$1,225	$1,189	$1,186	$1,167	$1,042	$1,068	$1,114		$1,076
Éléonore	$1,095	$1,477	$1,338	$1,224	$1,263	$1,441	$1,404	$1,344		$1,398
Musselwhite	$1,313	$1,356	$1,045	$1,068	$1,186	$1,175	$993	$993		$1,050
Non-Core Assets (5)	$1,043	$1,264	$1,159	$1,214	$1,169	$1,306	$1,398	$1,474		$1,390
Total Gold CAS (7)	$1,025	$1,054	$1,019	$1,086	$1,050	$1,057	$1,152	$1,207		$1,138
Total Gold CAS (by-product) (7)	$916	$1,024	$1,022	$1,060	$1,011	$891	$892	$1,052		$945
NEWMONT THIRD QUARTER 2024 RESULTS | NEWS RELEASE         6

	2023					2024
Operating Results (continued)	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	YTD
Co-Product CAS Consolidated ($/GEO)
Boddington	$809	$766	$816	$944	$830	$942	$1,031	$1,017		$994
Cadia	$—	$—	$—	$1,017	$1,017	$594	$552	$685		$609
Peñasquito (2)	$954	$1,162	N.M.	$1,602	$1,283	$843	$904	$990		$905
Red Chris (70%)	$—	$—	$—	$1,020	$1,020	$1,011	$915	$2,231		$1,372
Tier 1 Portfolio	$918	$1,062	$1,636	$1,235	$1,118	$807	$822	$1,004		$872
Telfer(6)	$—	$—	$—	$1,703	$1,703	$2,882	$1,940	N.M.		$2,795
Non-Core Assets (5)(6)	$—	$—	$—	$1,703	$1,703	$2,882	$1,940	N.M.		$2,795
Total Co-Product GEO CAS (7)	$918	$1,062	$1,636	$1,254	$1,127	$829	$836	$1,015		$887

Gold AISC Consolidated ($/oz)
Boddington	$1,035	$966	$1,123	$1,172	$1,067	$1,242	$1,237	$1,398		$1,289
Tanami	$1,219	$1,162	$890	$1,046	$1,060	$1,149	$1,276	$1,334		$1,256
Cadia	$—	$—	$—	$1,271	$1,271	$989	$1,064	$1,078		$1,044
Lihir	$—	$—	$—	$1,517	$1,517	$1,256	$1,212	$1,883		$1,416
Ahafo	$1,366	$1,237	$1,208	$1,114	$1,222	$1,010	$1,123	$1,043		$1,057
Peñasquito (2)	$1,539	$1,078	N.M.	$1,670	$1,590	$1,079	$1,038	$1,224		$1,112
Cerro Negro	$1,379	$1,924	$1,438	$1,412	$1,509	$1,120	$3,010	$1,878		$1,725
Yanacocha	$1,332	$1,386	$1,187	$1,198	$1,266	$1,123	$1,217	$1,285		$1,207
Merian (75%)	$1,235	$2,010	$1,652	$1,454	$1,541	$1,530	$2,170	$2,153		$1,926
Brucejack	$—	$—	$—	$2,646	$2,646	$2,580	$1,929	$1,197		$1,642
Red Chris (70%)	$—	$—	$—	$1,439	$1,439	$1,277	$1,613	$2,633		$1,882
Managed Tier 1 Portfolio	$1,372	$1,386	$1,376	$1,433	$1,397	$1,327	$1,455	$1,509		$1,432
Nevada Gold Mines (38.5%)	$1,405	$1,388	$1,307	$1,482	$1,397	$1,576	$1,689	$1,675		$1,645
Non-Managed Tier 1 Portfolio	$1,405	$1,388	$1,307	$1,482	$1,397	$1,576	$1,689	$1,675		$1,645
Tier 1 Portfolio	$1,381	$1,387	$1,355	$1,444	$1,397	$1,378	$1,503	$1,540		$1,474
Telfer(6)	$—	$—	$—	$1,988	$1,988	$3,017	$3,053	N.M.		$3,823
Akyem	$1,067	$1,461	$1,332	$1,110	$1,210	$1,254	$1,952	$2,230		$1,716
CC&V	$1,375	$1,631	$1,819	$1,793	$1,644	$1,735	$1,700	$1,712		$1,715
Porcupine	$1,412	$1,587	$1,644	$1,665	$1,577	$1,470	$1,366	$1,451		$1,422
Éléonore	$1,420	$2,213	$2,107	$1,796	$1,838	$1,920	$1,900	$1,924		$1,914
Musselwhite	$1,681	$2,254	$1,715	$1,771	$1,843	$1,766	$1,397	$1,574		$1,570
Non-Core Assets (5)	$1,359	$1,808	$1,685	$1,629	$1,610	$1,712	$1,770	$1,967		$1,809
Total Gold AISC (7)	$1,376	$1,472	$1,426	$1,485	$1,444	$1,439	$1,562	$1,611		$1,537
Total Gold AISC (by-product) (7)	$1,354	$1,531	$1,467	$1,540	$1,480	$1,373	$1,412	$1,542		$1,442

Co-Product AISC Consolidated ($/GEO)
Boddington	$1,019	$977	$1,108	$1,181	$1,067	$1,081	$1,254	$1,168		$1,166
Cadia	$—	$—	$—	$1,342	$1,342	$1,027	$1,024	$880		$977
Peñasquito (2)	$1,351	$1,581	N.M.	$2,098	$1,756	$1,102	$1,164	$1,286		$1,175
Red Chris (70%)	$—	$—	$—	$1,660	$1,660	$1,400	$1,560	$2,714		$1,885
Tier 1 Portfolio	$1,322	$1,492	$2,422	$1,666	$1,565	$1,120	$1,189	$1,322		$1,203
Telfer(6)	$—	$—	$—	$2,580	$2,580	$3,745	$2,742	N.M.		$3,811
Non-Core Assets (5)(6)	$—	$—	$—	$2,580	$2,580	$3,745	$2,742	N.M.		$3,811
Total Co-Product GEO AISC (7)	$1,322	$1,492	$2,422	$1,703	$1,579	$1,148	$1,207	$1,338		$1,225
(1)Attributable gold ounces sold excludes ounces related to the Pueblo Viejo mine, which is 40% owned by Newmont and accounted for as an equity method investment, and the Fruta del Norte mine, which is wholly owned by Lundin Gold whom the Company holds a 31.9% interest and is accounted for as an equity method investment.
(2)For the three months ended September 30, 2023, Peñasquito had no production due to the Peñasquito labor strike. Sales activity recognized in the third quarter of 2023 at Peñasquito is related to adjustments on provisionally priced concentrate sales subject to final settlement. As such, the per ounce metrics are not meaningful ("N.M.") for the current quarter.
(3)Represents attributable gold from Newmont's 40% interest in Pueblo Viejo, which is accounted for as an equity method investment. Attributable gold ounces produced at Pueblo Viejo are not included in attributable gold ounces sold, as noted in footnote (1). Income and expenses of equity method investments are included in Equity income (loss) of affiliates.
(4)Represents attributable gold from Newmont's 31.9% interest in Lundin Gold, who wholly owns and operates the Fruta del Norte mine, which is accounted for on a quarterly-lag as an equity method investment. Attributable gold ounces produced by Lundin Gold represent prior quarter production and are not included in attributable gold ounces sold, as noted in footnote (1). Income and expenses of equity method investments are included in Equity income (loss) of affiliates.
(5)Sites are classified as held for sale as of September 30, 2024.
(6)For the three months ended September 30, 2024, Telfer production was impacted due to the suspension of operations as a result of remediation work on the tailings storage facility. Production resumed at the end of the third quarter. Consequently, unit cost metrics for gold and copper are not meaningful ("N.M").
(7)Non-GAAP measure. See end of this release for reconciliation.
NEWMONT THIRD QUARTER 2024 RESULTS | NEWS RELEASE         7

NEWMONT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in millions except per share)

	2023 (1)					2024
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	YTD

Sales	$2,679	$2,683	$2,493	$3,957	$11,812	$4,023	$4,402	$4,605		$13,030

Costs and expenses:
Costs applicable to sales (2)	1,482	1,543	1,371	2,303	6,699	2,106	2,156	2,310		6,572
Depreciation and amortization	461	486	480	681	2,108	654	602	631		1,887
Reclamation and remediation	66	66	166	1,235	1,533	98	94	132		324
Exploration	48	66	78	73	265	53	57	74		184
Advanced projects, research and development	35	44	53	68	200	53	49	47		149
General and administrative	74	71	70	84	299	101	100	113		314
Loss on assets held for sale	—	—	—	—	—	485	246	115		846
Impairment charges	4	4	2	1,881	1,891	12	9	18		39
Other expense, net	4	37	35	441	517	61	50	37		148
	2,174	2,317	2,255	6,766	13,512	3,623	3,363	3,477		10,463
Other income (expense):
Other income (loss), net	99	(17)	42	(212)	(88)	121	100	17		238
Interest expense, net of capitalized interest	(65)	(49)	(48)	(81)	(243)	(93)	(103)	(86)		(282)
	34	(66)	(6)	(293)	(331)	28	(3)	(69)		(44)
Income (loss) before income and mining tax and other items	539	300	232	(3,102)	(2,031)	428	1,036	1,059		2,523
Income and mining tax benefit (expense)	(213)	(163)	(73)	(77)	(526)	(260)	(191)	(244)		(695)
Equity income (loss) of affiliates	25	16	3	19	63	7	(3)	60		64
Net income (loss) from continuing operations	351	153	162	(3,160)	(2,494)	175	842	875		1,892
Net income (loss) from discontinued operations	12	2	1	12	27	4	15	49		68
Net income (loss)	363	155	163	(3,148)	(2,467)	179	857	924		1,960
Net loss (income) attributable to noncontrolling interests	(12)	—	(5)	(10)	(27)	(9)	(4)	(2)		(15)
Net income (loss) attributable to Newmont stockholders	$351	$155	$158	$(3,158)	$(2,494)	$170	$853	$922		$1,945

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$339	$153	$157	$(3,170)	$(2,521)	$166	$838	$873		$1,877
Discontinued operations	12	2	1	12	27	4	15	49		68
	$351	$155	$158	$(3,158)	$(2,494)	$170	$853	$922		$1,945

Weighted average common shares (millions):
Basic	794	795	795	978	841	1,153	1,153	1,147		1,151
Effect of employee stock-based awards	1	—	1	1	—	—	2	2		1
Diluted	795	795	796	979	841	1,153	1,155	1,149		1,152

Net income (loss) attributable to Newmont stockholders per common share: (3)
Basic:
Continuing operations	$0.42	$0.19	$0.20	$(3.24)	$(3.00)	$0.15	$0.73	$0.76		$1.63
Discontinued operations	0.02	—	—	0.01	0.03	—	0.01	0.04		0.06
	$0.44	$0.19	$0.20	$(3.23)	$(2.97)	$0.15	$0.74	$0.80		$1.69
Diluted:
Continuing operations	$0.42	$0.19	$0.20	$(3.24)	$(3.00)	$0.15	$0.73	$0.76		$1.63
Discontinued operations	0.02	—	—	0.01	0.03	—	0.01	0.04		0.06
	$0.44	$0.19	$0.20	$(3.23)	$(2.97)	$0.15	$0.74	$0.80		$1.69
(1)Certain amounts and disclosures in the prior year have been reclassified to conform to the current year presentation.
(2)Excludes Depreciation and amortization and Reclamation and remediation.
(3)For the three months and year ended December 31, 2023, potentially dilutive shares were excluded in the computation of diluted loss per common share attributable to Newmont stockholders as they were antidilutive.
NEWMONT THIRD QUARTER 2024 RESULTS | NEWS RELEASE         8

NEWMONT CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in millions)

	2023 (1)				2024
	MAR	JUN	SEP	DEC	MAR	JUN	SEP	DEC
ASSETS
Cash and cash equivalents	$2,657	$2,829	$3,190	$3,002	$2,336	$2,602	$3,016
Trade receivables	348	185	78	734	782	955	974
Investments	847	409	24	23	23	50	43
Inventories	1,067	1,111	1,127	1,663	1,385	1,467	1,487
Stockpiles and ore on leach pads	905	858	829	979	745	681	688
Derivative assets	—	—	—	198	114	71	42
Other current assets	735	742	707	913	765	874	753
Assets held for sale	—	—	—	—	5,656	5,370	5,574
Current assets	6,559	6,134	5,955	7,512	11,806	12,070	12,577
Property, plant and mine development, net	24,097	24,284	24,474	37,563	33,564	33,655	33,697
Investments	3,216	3,172	3,133	4,143	4,138	4,141	4,150
Stockpiles and ore on leach pads	1,691	1,737	1,740	1,935	1,837	2,002	2,114
Deferred income tax assets	170	166	138	268	210	273	229
Goodwill	1,971	1,971	1,971	3,001	2,792	2,792	2,721
Derivative assets	—	—	—	444	412	181	161
Other non-current assets	670	669	673	640	576	564	526
Total assets	$38,374	$38,133	$38,084	$55,506	$55,335	$55,678	$56,175

LIABILITIES
Accounts payable	$648	$565	$651	$960	$698	$683	$772
Employee-related benefits	302	313	345	551	414	457	542
Income and mining taxes payable	213	155	143	88	136	264	317
Lease and other financing obligations	96	96	94	114	99	104	112
Debt	—	—	—	1,923	—	—	—
Other current liabilities	1,493	1,564	1,575	2,362	1,784	1,819	2,081
Liabilities held for sale	—	—	—	—	2,351	2,405	2,584
Current liabilities	2,752	2,693	2,808	5,998	5,482	5,732	6,408
Debt	5,572	5,574	5,575	6,951	8,933	8,692	8,550
Lease and other financing obligations	451	441	418	448	436	429	437
Reclamation and remediation liabilities	6,603	6,604	6,714	8,167	6,652	6,620	6,410
Deferred income tax liabilities	1,800	1,795	1,696	2,987	3,094	3,046	2,883
Employee-related benefits	395	399	397	655	610	616	632
Silver streaming agreement	805	786	787	779	753	733	721
Other non-current liabilities	437	426	429	316	300	247	238
Total liabilities	18,815	18,718	18,824	26,301	26,260	26,115	26,279

EQUITY
Common stock	1,281	1,281	1,281	1,854	1,855	1,851	1,840
Treasury stock	(261)	(261)	(263)	(264)	(274)	(274)	(276)
Additional paid-in capital	17,386	17,407	17,425	30,419	30,436	30,394	30,228
Accumulated other comprehensive income (loss)	23	13	8	14	(16)	(7)	21
(Accumulated deficit) Retained earnings	948	785	623	(2,996)	(3,111)	(2,585)	(2,101)
Newmont stockholders' equity	19,377	19,225	19,074	29,027	28,890	29,379	29,712
Noncontrolling interests	182	190	186	178	185	184	184
Total equity	19,559	19,415	19,260	29,205	29,075	29,563	29,896
Total liabilities and equity	$38,374	$38,133	$38,084	$55,506	$55,335	$55,678	$56,175
(1)Certain amounts and disclosures in the prior year have been reclassified to conform to the current year presentation.
NEWMONT THIRD QUARTER 2024 RESULTS | NEWS RELEASE         9

NEWMONT CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in millions)

	2023 (1)					2024
	Q1	Q2	Q3	Q4	FY	Q1	Q2	Q3	Q4	YTD
Operating activities:
Net income (loss)	$363	$155	$163	$(3,148)	$(2,467)	$179	$857	$924		$1,960
Non-cash adjustments:
Depreciation and amortization	461	486	480	681	2,108	654	602	631		1,887
Loss on assets held for sale	—	—	—	—	—	485	246	115		846
Net loss (income) from discontinued operations	(12)	(2)	(1)	(12)	(27)	(4)	(15)	(49)		(68)
Reclamation and remediation	61	59	167	1,219	1,506	94	88	124		306
(Gain) loss on asset and investment sales, net	(36)	—	2	231	197	(9)	(55)	28		(36)
Stock-based compensation	19	23	16	22	80	21	23	22		66
Deferred income taxes	15	6	(24)	(101)	(104)	53	(95)	7		(35)
Change in fair value of investments	(41)	42	41	5	47	(31)	9	(17)		(39)
Impairment charges (1)	4	4	2	1,881	1,891	12	9	18		39
Other non-cash adjustments (1)	9	(10)	28	9	36	(12)	(12)	43		19
Cash from operations before working capital (2)	843	763	874	787	3,267	1,442	1,657	1,846		4,945
Net change in operating assets and liabilities	(362)	(107)	127	(171)	(513)	(666)	(263)	(209)		(1,138)
Net cash provided by (used in) operating activities of continuing operations	481	656	1,001	616	2,754	776	1,394	1,637		3,807
Net cash provided by (used in) operating activities of discontinued operations	—	7	2	—	9	—	34	11		45
Net cash provided by (used in) operating activities	481	663	1,003	616	2,763	776	1,428	1,648		3,852

Investing activities:
Additions to property, plant and mine development	(526)	(616)	(604)	(920)	(2,666)	(850)	(800)	(877)		(2,527)
Proceeds from asset and investment sales	181	33	5	15	234	3	189	153		345
Purchases of investments	(525)	(17)	(3)	(6)	(551)	—	(60)	(2)		(62)
Return of investment from equity method investees	—	30	—	6	36	25	16	14		55
Contributions to equity method investees	(41)	(23)	(26)	(18)	(108)	(15)	(5)	(15)		(35)
Proceeds from maturities of investments	557	424	374	8	1,363	—	—	28		28
Acquisitions, net	—	—	—	668	668	—	—	—		—
Other	12	11	1	(2)	22	39	19	(16)		42
Net cash provided by (used in) investing activities of continuing operations	(342)	(158)	(253)	(249)	(1,002)	(798)	(641)	(715)		(2,154)
Net cash provided by (used in) investing activities of discontinued operations	—	—	—	—	—	—	—	153		153
Net cash provided by (used in) investing activities	(342)	(158)	(253)	(249)	(1,002)	(798)	(641)	(562)		(2,001)

Financing activities:
Repayment of debt	—	—	—	—	—	(3,423)	(227)	(133)		(3,783)
Proceeds from issuance of debt, net	—	—	—	—	—	3,476	—	—		3,476
Dividends paid to common stockholders	(318)	(318)	(318)	(461)	(1,415)	(288)	(289)	(286)		(863)
Repurchases of common stock	—	—	—	—	—	—	(104)	(344)		(448)
Distributions to noncontrolling interests	(34)	(32)	(41)	(43)	(150)	(41)	(36)	(36)		(113)
Funding from noncontrolling interests	41	34	32	31	138	22	31	34		87
Payments on lease and other financing obligations	(16)	(16)	(16)	(19)	(67)	(18)	(22)	(22)		(62)
Payments for withholding of employee taxes related to stock-based compensation	(22)	—	(2)	(1)	(25)	(10)	—	(2)		(12)
Other	(1)	(2)	(36)	(45)	(84)	(17)	(11)	—		(28)
Net cash provided by (used in) financing activities	(350)	(334)	(381)	(538)	(1,603)	(299)	(658)	(789)		(1,746)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(8)	4	(5)	7	(2)	(3)	(11)	(1)		(15)
Net change in cash, cash equivalents and restricted cash, including cash and restricted cash reclassified to assets held for sale	(219)	175	364	(164)	156	(324)	118	296		90
Less: cash and restricted cash reclassified to assets held for sale (3)	—	—	—	—	—	(395)	137	118		(140)
Net change in cash, cash equivalents and restricted cash	(219)	175	364	(164)	156	(719)	255	414		(50)
Cash, cash equivalents and restricted cash at beginning of period	2,944	2,725	2,900	3,264	2,944	3,100	2,381	2,636		3,100
Cash, cash equivalents and restricted cash at end of period	$2,725	$2,900	$3,264	$3,100	$3,100	$2,381	$2,636	$3,050		$3,050

Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$2,657	$2,829	$3,190	$3,002	$3,002	$2,336	$2,602	$3,016		$3,016
Restricted cash included in Other current assets	1	1	1	11	11	6	6	3		3
Restricted cash included in Other non-current assets	67	70	73	87	87	39	28	31		31
Total cash, cash equivalents and restricted cash	$2,725	$2,900	$3,264	$3,100	$3,100	$2,381	$2,636	$3,050		$3,050
(1)Certain amounts and disclosures in the prior year have been reclassified to conform to the current year presentation.
(2)Cash from operations before working capital is a non-GAAP metric with the most directly comparable GAAP financial metric being to Net cash provided by (used in) operating activities, as shown reconciled above.
(3)During the first quarter of 2024, certain non-core assets were determined to meet the criteria for assets held for sale. As a result, the related assets and liabilities as of September 30, 2024, including $86 of Cash and cash equivalents and $54 of restricted cash, previously included in Other current assets and Other non-current assets, were reclassified to Assets held for sale and Liabilities held for sale, respectively.
NEWMONT THIRD QUARTER 2024 RESULTS | NEWS RELEASE         10

Non-GAAP Financial Measures
Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by GAAP. These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Refer to Non-GAAP Financial Measures within Part II, Item 7 within our Form 10-K for the year ended December 31, 2023, filed with the SEC on February 29, 2024 for further information on the non-GAAP financial measures presented below, including why management believes that its presentation of non-GAAP financial measures provides useful information to investors.
Adjusted net income (loss)
Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Three Months Ended September 30, 2024			Nine Months Ended September 30, 2024
		per share data (1)			per share data (1)
		basic	diluted		basic	diluted
Net income (loss) attributable to Newmont stockholders	$922	$0.80	$0.80	$1,945	$1.69	$1.69
Net loss (income) attributable to Newmont stockholders from discontinued operations	(49)	(0.04)	(0.04)	(68)	(0.06)	(0.06)
Net income (loss) attributable to Newmont stockholders from continuing operations	873	0.76	0.76	1,877	1.63	1.63
Loss on assets held for sale (2)	115	0.10	0.10	846	0.73	0.73
Newcrest transaction and integration costs (3)	17	0.01	0.01	62	0.06	0.06
Reclamation and remediation charges (4)	33	0.03	0.03	39	0.03	0.03
Impairment charges (5)	18	0.02	0.02	39	0.03	0.03
Change in fair value of investments (6)	(17)	(0.01)	(0.01)	(39)	(0.04)	(0.04)
(Gain) loss on asset and investment sales, net (7)	28	0.03	0.03	(36)	(0.04)	(0.04)
Settlement costs (8)	7	—	—	33	0.03	0.03
Gain on debt extinguishment, net (9)	(15)	(0.01)	(0.01)	(29)	(0.03)	(0.03)
Restructuring and severance (10)	5	—	—	20	0.02	0.02
Tax effect of adjustments (11)	(62)	(0.06)	(0.06)	(296)	(0.25)	(0.25)
Valuation allowance and other tax adjustments (12)	(66)	(0.05)	(0.06)	(116)	(0.08)	(0.09)
Adjusted net income (loss)	$936	$0.82	$0.81	$2,400	$2.09	$2.08

Weighted average common shares (millions): (13)		1,147	1,149		1,151	1,152
(1)Per share measures may not recalculate due to rounding.
(2)Loss on assets held for sale, included in Loss on assets held for sale, represents the loss recorded for the six non-core assets and the development project that met the requirements to be presented as held for sale in 2024.
(3)Newcrest transaction and integration costs, included in Other expense, net, represents costs incurred related to Newmont's acquisition of Newcrest completed in 2023 as well as subsequent integration costs.
(4)Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to reclamation and remediation plans at the Company's former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value.
(5)Impairment charges, included in Other expense, net, represents non-cash write-downs of various assets that are no longer in use and materials and supplies inventories.
(6)Change in fair value of investments, included in Other income (loss), net, primarily represents unrealized gains and losses related to the Company's investment in current and non-current marketable and other equity securities.
(7)(Gain) loss on asset and investment sales, net, included in Other income (loss), net, primarily represents the gain recognized on the sale of the Streaming Credit Facility Agreement ("SCFA") in the second quarter and the purchase and sale of foreign currency bonds during the nine months ended September 30, 2024, partially offset by the loss on the abandonment of the near-pit sizing and conveying system at Peñasquito in the third quarter.
(8)Settlement costs, included in Other expense, net, are primarily comprised of wind down and demobilization costs related to the French Guiana project.
(9)Gain on debt extinguishment, net, included in Other income (loss), net, primarily represents the net gain on the partial redemption of certain Senior Notes.
(10)Restructuring and severance, included in Other expense, net, primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company.
(11)The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (10), as described above, and are calculated using the applicable regional tax rate.
(12)Valuation allowance and other tax adjustments, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment for the three and nine months ended September 30, 2024 reflects the net increase or (decrease) to net operating losses, capital losses, tax credit carryovers, and other deferred tax assets subject to valuation allowance of $(36) and $(81), the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $25 and $(33), net reductions to the reserve for uncertain tax positions of $(6) and $(58), recording of a deferred tax liability for the outside basis difference at Akyem of $(36) and $44 due to the status change to held-for-sale, and other tax adjustments of $(13) and $12.
(13)Adjusted net income (loss) per diluted share is calculated using diluted common shares in accordance with GAAP.

NEWMONT THIRD QUARTER 2024 RESULTS | NEWS RELEASE         11

	Three Months Ended September 30, 2023			Nine Months Ended September 30, 2023
		per share data (1)			per share data (1)
		basic	diluted		basic	diluted
Net income (loss) attributable to Newmont stockholders	$158	$0.20	$0.20	$664	$0.84	$0.84
Net loss (income) attributable to Newmont stockholders from discontinued operations	(1)	—	—	(15)	(0.02)	(0.02)
Net income (loss) attributable to Newmont stockholders from continuing operations	157	0.20	0.20	649	0.82	0.82
Reclamation and remediation charges (2)	104	0.14	0.14	102	0.13	0.13
Change in fair value of investments (3)	41	0.05	0.05	42	0.05	0.05
Newcrest transaction-related costs (4)	16	0.02	0.02	37	0.05	0.05
(Gain) loss on asset and investment sales, net (5)	2	—	—	(34)	(0.04)	(0.04)
Restructuring and severance (6)	7	0.01	0.01	19	0.03	0.03
Impairment charges (7)	2	—	—	10	0.01	0.01
Settlement costs (8)	2	—	—	2	—	—
Other (9)	(1)	—	—	(5)	—	—
Tax effect of adjustments (10)	(47)	(0.06)	(0.06)	(48)	(0.07)	(0.07)
Valuation allowance and other tax adjustments (11)	3	—	—	98	0.12	0.12
Adjusted net income (loss)	$286	$0.36	$0.36	$872	$1.10	$1.10

Weighted average common shares (millions): (12)		795	796		795	795
(1)Per share measures may not recalculate due to rounding.
(2)Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to reclamation and remediation plans at the Company's former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value.
(3)Change in fair value of investments, included in Other income (loss), net, primarily represents unrealized gains and losses related to the Company's investment in current and non-current marketable and other equity securities.
(4)Newcrest transaction-related costs, included in Other expense, net, primarily represents costs incurred related to the Newcrest Transaction.
(5)(Gain) loss on asset and investment sales, net, included in Other income (loss), net, primarily represents the net gain recognized on the exchange of the previously held Maverix investment for Triple Flag and the subsequent sale of the Triple Flag investment.
(6)Restructuring and severance, included in Other expense, net, primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company.
(7)Impairment charges, included in Other expense, net, represents non-cash write-downs of various assets that are no longer in use and materials and supplies inventories.
(8)Settlement costs, included in Other expense, net, are primarily comprised of litigation expenses.
(9)Other, included in Other income (loss), net, represents income received on the favorable settlement of certain matters that were outstanding at the time of sale of the related investment in 2022.
(10)The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (9), as described above, and are calculated using the applicable regional tax rate.
(11)Valuation allowance and other tax adjustments, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment for the three and nine months ended September 30, 2023 reflects the net increase or (decrease) to net operating losses, capital losses, tax credit carryovers, and other deferred tax assets subject to valuation allowance of $69 and $126, the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $(73) and $(52), net reductions to the reserve for uncertain tax positions of $4 and $18, other tax adjustments of $3 and $6.
(12)Adjusted net income (loss) per diluted share is calculated using diluted common shares in accordance with GAAP.

NEWMONT THIRD QUARTER 2024 RESULTS | NEWS RELEASE         12

Earnings before interest, taxes, depreciation and amortization and Adjusted earnings before interest, taxes, depreciation and amortization
Net income (loss) attributable to Newmont stockholders is reconciled to EBITDA and Adjusted EBITDA as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net income (loss) attributable to Newmont stockholders	$922	$158	$1,945	$664
Net income (loss) attributable to noncontrolling interests	2	5	15	17
Net (income) loss from discontinued operations	(49)	(1)	(68)	(15)
Equity loss (income) of affiliates	(60)	(3)	(64)	(44)
Income and mining tax expense (benefit)	244	73	695	449
Depreciation and amortization	631	480	1,887	1,427
Interest expense, net of capitalized interest	86	48	282	162
EBITDA	$1,776	$760	$4,692	$2,660
Adjustments:
Loss on assets held for sale (1)	$115	$—	$846	$—
Newcrest transaction and integration costs (2)	17	16	62	37
Reclamation and remediation charges (3)	33	104	39	102
Impairment charges (4)	18	2	39	10
Change in fair value of investments (5)	(17)	41	(39)	42
(Gain) loss on asset and investment sales, net (6)	28	2	(36)	(34)
Settlement costs (7)	7	2	33	2
Gain on debt extinguishment, net (8)	(15)	—	(29)	—
Restructuring and severance (9)	5	7	20	19
Other (10)	—	(1)	—	(5)
Adjusted EBITDA	$1,967	$933	$5,627	$2,833
(1)Loss on assets held for sale, included in Loss on assets held for sale, represents the loss recorded for the six non-core assets and the development project that met the requirements to be presented as held for sale in 2024.
(2)Newcrest transaction and integration costs, included in Other expense, net, represents costs incurred related to Newmont's acquisition of Newcrest completed in 2023 as well as subsequent integration costs.
(3)Reclamation and remediation charges, included in Reclamation and remediation, represent revisions to reclamation and remediation plans at the Company's former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value.
(4)Impairment charges, included in Other expense, net, represents non-cash write-downs of various assets that are no longer in use and materials and supplies inventories.
(5)Change in fair value of investments, included in Other income (loss), net, primarily represents unrealized gains and losses related to the Company's investments in current and non-current marketable and other equity securities.
(6)(Gain) loss on asset and investment sales, net, included in Other income (loss), net, in 2024 primarily represents the gain recognized on the sale of the Streaming Credit Facility Agreement ("SCFA") in the second quarter and the purchase and sale of foreign currency bonds during the nine months ended September 30, 2024, partially offset by the loss on the abandonment of the near-pit sizing and conveying system at Peñasquito in the third quarter. For 2023, primarily comprised of the net gain recognized on the exchange of the previously held Maverix investment for Triple Flag and the subsequent sale of the Triple Flag investment.
(7)Settlement costs, included in Other expense, net, are primarily comprised of wind-down and demobilization costs related to the French Guiana project in 2024 and litigation expenses in 2023.
(8)Gain on debt extinguishment, net, included in Other income (loss), net, primarily represents the net gain on the partial redemption of certain Senior Notes in 2024.
(9)Restructuring and severance, included in Other expense, net, primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company for all periods presented.
(10)Other, included in Other income (loss), net, in 2023, represents income received during the first quarter of 2023, on the favorable settlement of certain matters that were outstanding at the time of sale of the related investment in 2022.

NEWMONT THIRD QUARTER 2024 RESULTS | NEWS RELEASE         13

Free Cash Flow
The following table sets forth a reconciliation of Free Cash Flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net cash provided by (used in) operating activities (1)	$1,648	$1,003	$3,852	$2,147
Less: Net cash used in (provided by) operating activities of discontinued operations	(11)	(2)	(45)	(9)
Net cash provided by (used in) operating activities of continuing operations	1,637	1,001	3,807	2,138
Less: Additions to property, plant and mine development	(877)	(604)	(2,527)	(1,746)
Free Cash Flow	$760	$397	$1,280	$392

Net cash provided by (used in) investing activities (2)	$(562)	$(253)	$(2,001)	$(753)
Net cash provided by (used in) financing activities	$(789)	$(381)	$(1,746)	$(1,065)
(1)Includes payment of $291 for stamp duty tax, related to the Newcrest transaction, in the first quarter of 2024.
(2)Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.
NEWMONT THIRD QUARTER 2024 RESULTS | NEWS RELEASE         14

Attributable Free Cash Flow
Management uses Attributable Free Cash Flow as a non-GAAP measure to analyze cash flows generated from operations that are attributable to the Company. Attributable Free Cash Flow is Net cash provided by (used in) operating activities after deducting net cash flows from operations attributable to noncontrolling interests less Net cash provided by (used in) operating activities of discontinued operations after deducting net cash flows from discontinued operations attributable to noncontrolling interests less Additions to property, plant and mine development after deducting property, plant and mine development attributable to noncontrolling interests. The Company believes that Attributable Free Cash Flow is useful as one of the bases for comparing the Company’s performance with its competitors. Although Attributable Free Cash Flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Attributable Free Cash Flow is not necessarily comparable to such other similarly titled captions of other companies.
The presentation of non-GAAP Attributable Free Cash Flow is not meant to be considered in isolation or as an alternative to Net income attributable to Newmont stockholders as an indicator of the Company’s performance, or as an alternative to Net cash provided by (used in) operating activities as a measure of liquidity as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company’s definition of Attributable Free Cash Flow is limited in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, the Company believes it is important to view Attributable Free Cash Flow as a measure that provides supplemental information to the Company’s Condensed Consolidated Statements of Cash Flows.
The following tables set forth a reconciliation of Attributable Free Cash Flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Attributable Free Cash Flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	Three Months Ended September 30, 2024			Nine Months Ended September 30, 2024
	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders
Net cash provided by (used in) operating activities	$1,648	$(8)	$1,640	$3,852	$(25)	$3,827
Less: Net cash used in (provided by) operating activities of discontinued operations	(11)	—	(11)	(45)	—	(45)
Net cash provided by (used in) operating activities of continuing operations	1,637	(8)	1,629	3,807	(25)	3,782
Less: Additions to property, plant and mine development (2)	(877)	3	(874)	(2,527)	15	(2,512)
Free Cash Flow	$760	$(5)	$755	$1,280	$(10)	$1,270

Net cash provided by (used in) investing activities (3)	$(562)			$(2,001)
Net cash provided by (used in) financing activities	$(789)			$(1,746)
(1)Adjustment to eliminate a portion of Net cash provided by (used in) operating activities and Additions to property, plant and mine development attributable to noncontrolling interests, which relates to Merian (25%) for the three and nine months ended September 30, 2024.
(2)Merian had total consolidated Additions to property, plant and mine development of $13 and $62, on a cash basis for the three and nine months ended September 30, 2024, respectively.
(3)Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.
NEWMONT THIRD QUARTER 2024 RESULTS | NEWS RELEASE         15

	Three Months Ended September 30, 2023			Nine Months Ended September 30, 2023
	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders	Consolidated	Attributable to noncontrolling interests (1)	Attributable to Newmont Stockholders
Net cash provided by (used in) operating activities	$1,003	$(17)	$986	$2,147	$(29)	$2,118
Less: Net cash used in (provided by) operating activities of discontinued operations	(2)	—	(2)	(9)	—	(9)
Net cash provided by (used in) operating activities of continuing operations	1,001	(17)	984	2,138	(29)	2,109
Less: Additions to property, plant and mine development (2)	(604)	6	(598)	(1,746)	15	(1,731)
Free Cash Flow	$397	$(11)	$386	$392	$(14)	$378

Net cash provided by (used in) investing activities (3)	$(253)			$(753)
Net cash provided by (used in) financing activities	$(381)			$(1,065)
(1)Adjustment to eliminate a portion of Net cash provided by (used in) operating activities and Additions to property, plant and mine development attributable to noncontrolling interests, which relates to Merian (25%) for the three and nine months ended September 30, 2023.
(2)Merian had total consolidated Additions to property, plant and mine development of $26 and $60 on a cash basis for the three and nine months ended September 30, 2023, respectively.
(3)Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free Cash Flow.
Net Debt
Net Debt is calculated as Debt and Lease and other financing obligations less Cash and cash equivalents, as presented on the Condensed Consolidated Balance Sheets. Cash and cash equivalents are subtracted from Debt and Lease and other financing obligations as these could be used to reduce the Company's debt obligations.
The following table sets forth a reconciliation of Net Debt, a non-GAAP financial measure, to Debt and Lease and other financing obligations, which the Company believes to be the GAAP financial measures most directly comparable to Net Debt.

	At September 30, 2024	At December 31, 2023
Debt	$8,550	$8,874
Lease and other financing obligations	549	562
Less: Cash and cash equivalents	(3,016)	(3,002)
Less: Cash and cash equivalents included in assets held for sale (1)	(86)	—
Net debt	$5,997	$6,434

(1)During the first quarter of 2024, certain non-core assets were determined to meet the criteria for assets held for sale. As a result, the related Cash and cash equivalents was reclassified to Assets held for sale.

NEWMONT THIRD QUARTER 2024 RESULTS | NEWS RELEASE         16

Costs applicable to sales per ounce/gold equivalent ounce
Costs applicable to sales per ounce/gold equivalent ounce are calculated by dividing the costs applicable to sales of gold and other metals by gold ounces or gold equivalent ounces sold, respectively. These measures are calculated for the periods presented on a consolidated basis.
The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures.
Costs applicable to sales per ounce

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Costs applicable to sales (1)(2)	$1,892	$1,273	$5,359	$3,789
Gold sold (thousand ounces)	1,568	1,250	4,710	3,669
Costs applicable to sales per ounce (3)	$1,207	$1,019	$1,138	$1,033
(1)Includes by-product credits of $43 and $28 during the three months ended September 30, 2024 and 2023, respectively, and $127 and $86 during the nine months ended September 30, 2024 and 2023, respectively.
(2)Excludes Depreciation and amortization and Reclamation and remediation.
(3)Per ounce measures may not recalculate due to rounding.
Costs applicable to sales per gold equivalent ounce

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Costs applicable to sales (1)(2)	$418	$98	$1,213	$607
Gold equivalent ounces sold - other metals (thousand ounces) (3)	412	59	1,367	575
Costs applicable to sales per gold equivalent ounce (4)	$1,015	$1,636	$887	$1,056
(1)Includes by-product credits of $12 and $1 during the three months ended September 30, 2024 and 2023, respectively, and $42 and $5 during the nine months ended September 30, 2024 and 2023, respectively.
(2)Excludes Depreciation and amortization and Reclamation and remediation.
(3)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,400/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($1.00/lb.) and Zinc ($1.20/lb.) for each of 2024 and 2023.
(4)Per ounce measures may not recalculate due to rounding.
Costs applicable to sales per gold ounce for Nevada Gold Mines (NGM)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Cost applicable to sales, NGM (1)	$320	$298	$941	$888
Gold sold (thousand ounces), NGM	244	301	763	847
Costs applicable to sales per ounce, NGM (2)	$1,311	$992	$1,234	$1,049
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Per ounce measures may not recalculate due to rounding.
NEWMONT THIRD QUARTER 2024 RESULTS | NEWS RELEASE         17

All-In Sustaining Costs
All-in sustaining costs represent the sum of certain costs, recognized as GAAP financial measures, that management considers to be associated with production. All-in sustaining costs per ounce amounts are calculated by dividing all-in sustaining costs by gold ounces or gold equivalent ounces sold.

Three Months Ended September 30, 2024	Costs Applicable to Sales(1)(2)(3)	Reclamation Costs(4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net(6)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(7)(8)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(9)
Gold
Brucejack (10)	$98	$1	$7	$—	$—	$—	$16	$122	101	$1,197
Red Chris (10)	21	—	—	—	—	(2)	4	23	8	$2,633
Peñasquito	54	2	—	—	—	3	9	68	56	$1,224
Merian	113	2	6	—	—	1	14	136	64	$2,153
Cerro Negro	91	2	—	—	1	—	18	112	60	$1,878
Yanacocha	96	11	2	—	—	—	5	114	89	$1,285
Boddington	136	4	—	—	—	3	32	175	124	$1,398
Tanami	98	1	3	—	—	—	31	133	100	$1,334
Cadia (10)	80	—	2	—	—	—	39	121	113	$1,078
Lihir (10)	206	1	2	—	(1)	—	31	239	127	$1,883
Ahafo	192	5	—	—	—	—	34	231	221	$1,043
Nevada Gold Mines	320	4	3	4	1	2	75	409	244	$1,675
Corporate and Other (11)	1	—	23	95	6	—	4	129	—	$—
Held for sale (12)
CC&V	54	2	—	—	—	—	8	64	38	$1,712
Musselwhite	50	1	1	—	—	—	27	79	50	$1,574
Porcupine	78	3	2	—	—	—	19	102	70	$1,451
Éléonore	70	1	3	—	—	—	27	101	52	$1,924
Telfer (10) (15)	39	4	4	—	—	1	17	65	5	N.M.
Akyem (16)	95	4	1	(1)	1	—	3	103	46	$2,230
Total Gold	1,892	48	59	98	8	8	413	2,526	1,568	$1,611

Gold equivalent ounces - other metals (13)(14)
Red Chris (10)	71	1	1	—	—	(4)	17	86	31	$2,714
Peñasquito	219	8	—	1	(1)	26	33	286	222	$1,286
Boddington	44	1	—	—	—	1	4	50	43	$1,168
Cadia (10)	80	—	1	—	—	(17)	38	102	116	$880
Corporate and Other (11)	—	—	6	14	1	—	1	22	—	$—
Held for sale (12)
Telfer (10)(15)	4	—	—	—	—	—	2	6	—	N.M.
Total Gold Equivalent Ounces	418	10	8	15	—	6	95	552	412	$1,338

Consolidated	$2,310	$58	$67	$113	$8	$14	$508	$3,078
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Includes by-product credits of $55.
(3)Includes stockpile, leach pad, and product inventory adjustments of $4 at NGM and $17 at Telfer.
(4)Includes operating accretion of $36, included in Reclamation and remediation, and amortization of asset retirement costs $22; excludes accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $57 and $39, respectively, included in Reclamation and remediation.
(5)Excludes development expenditures of $4 at Red Chris, $2 at Peñasquito, $4 at Cerro Negro, $1 at Boddington, $5 at Tanami, $14 at Ahafo, $2 at NGM, $19 at Corporate and Other, $1 at CC&V, and $2 at Telfer, totaling $54 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
(6)Other expense, net is adjusted for impairment charges of $18, Newcrest transaction and integration costs of $17, settlements costs of $7, and restructuring and severance of $5, included in Other expense, net.
(7)Excludes capitalized interest related to sustaining capital expenditures.
(8)Includes finance lease payments and other costs for sustaining projects of $34.
(9)Per ounce measures may not recalculate due to rounding.
(10)Sites acquired through the Newcrest transaction.
(11)Corporate and Other includes the Company's business activities relating to its corporate and regional offices and all equity method investments.
(12)Sites are classified as held for sale as of September 30, 2024.
(13)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,400/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($1.00/lb.), and Zinc ($1.20/lb.) pricing for 2024.
(14)For the three months ended September 30, 2024, Red Chris sold 6 thousand tonnes of copper, Peñasquito sold 6 million ounces of silver, 17 thousand tonnes of lead and 61 thousand tonnes of zinc, Boddington sold 8 thousand tonnes of copper, Cadia sold 21 thousand tonnes of copper, and Telfer sold — thousand tonnes of copper.
(15)During the second quarter, seepage points were detected on the outer wall and around the tailings storage facility at Telfer and we temporarily ceased placing new tailings on the facility. Production resumed during the third quarter of 2024, but as a result of the temporary suspension of production, per ounce metrics are not meaningful ("N.M."). In September 2024, the Company entered into a binding agreement to sell the assets of the Telfer reportable segment. The sale is expected to close in the fourth quarter of 2024.
NEWMONT THIRD QUARTER 2024 RESULTS | NEWS RELEASE         18

(16)In October 2024, the Company entered into a definitive agreement to sell the Akyem reportable segment. The sale is expected to close in the fourth quarter of 2024.

Three Months Ended September 30, 2023	Costs Applicable to Sales(1)(2)(3)(4)	Reclamation Costs(5)	Advanced Projects, Research and Development and Exploration(6)	General and Administrative	Other Expense, Net(7)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(8)(9)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(10)
Gold
CC&V	$57	$3	$3	$—	$—	$—	$20	$83	46	$1,819
Musselwhite	50	1	2	—	—	—	28	81	47	$1,715
Porcupine	73	5	3	—	—	—	19	100	61	$1,644
Éléonore	63	2	3	—	1	—	29	98	46	$2,107
Peñasquito (11)	16	2	—	—	—	—	5	23	(1)	N.M.
Merian	104	2	4	—	—	—	27	137	83	$1,652
Cerro Negro	79	1	1	—	1	—	11	93	65	$1,438
Yanacocha	90	6	—	—	—	—	4	100	85	$1,187
Boddington	157	5	1	—	—	4	42	209	186	$1,123
Tanami	81	1	—	—	—	—	28	110	123	$890
Ahafo	133	5	—	—	1	—	27	166	137	$1,208
Akyem	72	13	—	1	—	—	8	94	71	$1,332
Nevada Gold Mines	298	4	4	2	2	2	82	394	301	$1,307
Corporate and Other (12)	—	—	23	62	3	—	6	94	—	$—
Total Gold	1,273	50	44	65	8	6	336	1,782	1,250	$1,426

Gold equivalent ounces - other metals (13)(14)
Peñasquito (11)	48	7	1	—	1	1	11	69	(2)	N.M.
Boddington	50	—	—	—	—	3	14	67	61	$1,108
Corporate and Other (12)	—	—	1	5	1	—	2	9	—	$—
Total Gold Equivalent Ounces	98	7	2	5	2	4	27	145	59	$2,422

Consolidated	$1,371	$57	$46	$70	$10	$10	$363	$1,927
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Includes by-product credits of $29.
(3)Includes stockpile, leach pad, and product inventory adjustments of $1 at Porcupine, $2 at Peñasquito, and $2 at NGM.
(4)Beginning January 1, 2023, COVID-19 specific costs incurred in the ordinary course of business are recognized in Costs applicable to sales.
(5)Includes operating accretion of $25, included in Reclamation and remediation, and amortization of asset retirement costs of $32; excludes accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $37 and $104, respectively, included in Reclamation and remediation.
(6)Excludes development expenditures of $1 at CC&V, $2 at Porcupine $2 at Peñasquito, $5 at Merian, $2 at Cerro Negro, $7 at Tanami, $12 at Ahafo, $6 at Akyem, $4 at NGM, and $44 at Corporate and Other, totaling $85 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
(7)Other expense, net is adjusted for Newcrest transaction-related costs of $16, restructuring and severance of $7, impairment charges of $2, settlement costs of $2, included in Other expense, net.
(8)Excludes capitalized interest related to sustaining capital expenditures.
(9)Includes finance lease payments and other costs for sustaining projects of $17.
(10)Per ounce measures may not recalculate due to rounding.
(11)For the three months ended September 30, 2023, Peñasquito had no production due to the Peñasquito labor strike. Sales activity recognized in the third quarter of 2023 at Peñasquito is related to adjustments on provisionally priced concentrate sales subject to final settlement. As such, the per ounce metrics are not meaningful ("N.M.") for the current quarter.
(12)Corporate and Other includes the Company's business activities relating to its corporate and regional offices and all equity method investments.
(13)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,400/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($1.00/lb.), and Zinc ($1.20/lb.) pricing for 2023.
(14)For the three months ended September 30, 2023, Peñasquito sold — million ounces of silver, — thousand tonnes of lead, and (1) thousand tonnes of zinc, and Boddington sold 11 thousand tonnes of copper.
NEWMONT THIRD QUARTER 2024 RESULTS | NEWS RELEASE         19

Nine Months Ended September 30, 2024	Costs Applicable to Sales(1)(2)(3)	Reclamation Costs(4)	Advanced Projects, Research and Development and Exploration(5)	General and Administrative	Other Expense, Net(6)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(7)(8)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(9)
Gold
Brucejack (10)	$236	$2	$8	$—	$—	$3	$49	$298	181	$1,642
Red Chris (10)	35	—	1	—	—	—	10	46	24	$1,882
Peñasquito	145	5	—	—	—	10	22	182	164	$1,112
Merian	299	6	11	—	—	1	66	383	199	$1,926
Cerro Negro	224	5	2	—	2	—	45	278	161	$1,725
Yanacocha	261	25	8	—	1	—	15	310	257	$1,207
Boddington	419	12	1	—	—	10	77	519	402	$1,289
Tanami	281	2	5	—	—	—	76	364	290	$1,256
Cadia (10)	231	1	7	—	1	12	113	365	350	$1,044
Lihir (10)	539	3	12	—	4	—	89	647	457	$1,416
Ahafo	527	14	3	—	1	1	73	619	585	$1,057
Nevada Gold Mines	941	13	9	8	3	5	276	1,255	763	$1,645
Corporate and Other (11)	1	—	82	277	12	—	12	384	—	$—
Held for sale (12)
CC&V	139	8	2	—	1	—	21	171	100	$1,715
Musselwhite	163	3	4	—	—	—	73	243	155	$1,570
Porcupine	235	10	4	—	—	—	62	311	218	$1,422
Éléonore	239	4	8	—	—	—	77	328	171	$1,914
Telfer (10) (15)	192	9	9	—	4	4	27	245	64	$3,823
Akyem (16)	252	18	1	—	1	—	18	290	169	$1,716
Total Gold	5,359	140	177	285	30	46	1,201	7,238	4,710	$1,537

Gold equivalent ounces - other metals (13)(14)
Red Chris (10)	135	1	4	—	—	5	40	185	98	$1,885
Peñasquito	692	24	1	1	1	85	96	900	766	$1,175
Boddington	141	3	—	—	—	8	13	165	141	$1,166
Cadia (10)	214	1	5	—	1	24	98	343	351	$977
Corporate and Other (11)	—	—	10	28	1	—	1	40	—	$—
Held for sale (12)
Telfer (10)(15)	31	1	1	—	—	5	4	42	11	$3,811
Total Gold Equivalent Ounces	1,213	30	21	29	3	127	252	1,675	1,367	$1,225

Consolidated	$6,572	$170	$198	$314	$33	$173	$1,453	$8,913
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Includes by-product credits of $169.
(3)Includes stockpile, leach pad, and product inventory adjustments of $2 at Brucejack, $1 at Peñasquito, $9 at Cerro Negro, $21 at NGM, and $32 at Telfer.
(4)Includes operating accretion of $103, included in Reclamation and remediation, and amortization of asset retirement costs of $67; excludes accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $165 and $56, respectively, included in Reclamation and remediation.
(5)Excludes development expenditures of $4 at Red Chris, $6 at Peñasquito, $4 at Merian, $10 at Cerro Negro, $2 at Boddington, $18 at Tanami, $28 at Ahafo, $8 at NGM, $46 at Corporate and Other, $2 at CC&V, $1 at Porcupine, $2 at Telfer, and $4 at Akyem, totaling $135 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
(6)Other expense, net is adjusted for Newcrest transaction and integration costs of $62, impairment charges of $39, settlement costs of $33, and restructuring and severance of $20, included in Other expense, net.
(7)Excludes capitalized interest related to sustaining capital expenditures.
(8)Includes finance lease payments and other costs for sustaining projects of $64.
(9)Per ounce measures may not recalculate due to rounding.
(10)Sites acquired through the Newcrest transaction.
(11)Corporate and Other includes the Company's business activities relating to its corporate and regional offices and all equity method investments.
(12)Sites are classified as held for sale as of September 30, 2024.
(13)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,400/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($1.00/lb.), and Zinc ($1.20/lb.) pricing for 2024.
(14)For the nine months ended September 30, 2024, Red Chris sold 18 thousand tonnes of copper, Peñasquito sold 24 million ounces of silver, 66 thousand tonnes of lead and 174 thousand tonnes of zinc, Boddington sold 26 thousand tonnes of copper, Cadia sold 64 thousand tonnes of copper, and Telfer sold 2 thousand tonnes of copper.
(15)During the second quarter, seepage points were detected on the outer wall and around the tailings storage facility at Telfer and we temporarily ceased placing new tailings on the facility. Production resumed during the third quarter of 2024. In September 2024, the Company entered into a binding agreement to sell the assets of the Telfer reportable segment. The sale is expected to close in the fourth quarter of 2024.
(16)In October 2024, the Company entered into a definitive agreement to sell the Akyem reportable segment. The sale is expected to close in the fourth quarter of 2024.
NEWMONT THIRD QUARTER 2024 RESULTS | NEWS RELEASE         20

Nine Months Ended September 30, 2023	Costs Applicable to Sales (1)(2)(3)(4)	Reclamation Costs (5)	Advanced Projects, Research and Development and Exploration(6)	General and Administrative	Other Expense, Net(7)	Treatment and Refining Costs	Sustaining Capital and Lease Related Costs(8)(9)	All-In Sustaining Costs	Ounces (000) Sold	All-In Sustaining Costs Per oz.(10)
Gold
CC&V	$157	$8	$8	$—	$1	$—	$42	$216	135	$1,603
Musselwhite	163	4	7	—	—	—	73	247	132	$1,869
Porcupine	220	17	10	—	—	—	45	292	189	$1,545
Éléonore	212	7	6	—	1	—	81	307	165	$1,855
Peñasquito	123	6	1	—	—	7	24	161	103	$1,569
Merian	269	5	9	—	—	—	63	346	219	$1,580
Cerro Negro	232	4	3	—	2	—	33	274	176	$1,556
Yanacocha	225	17	6	—	4	—	11	263	204	$1,290
Boddington	483	14	3	—	—	14	97	611	588	$1,039
Tanami	244	2	1	—	—	—	86	333	312	$1,066
Ahafo	384	14	1	—	2	—	108	509	401	$1,269
Akyem	189	29	1	1	—	—	29	249	198	$1,260
Nevada Gold Mines	888	11	12	7	2	5	230	1,155	847	$1,364
Corporate and Other (11)	—	—	55	181	4	—	24	264	—	$—
Total Gold	3,789	138	123	189	16	26	946	5,227	3,669	$1,425

Gold equivalent ounces - other metals (12)(13)
Peñasquito	456	21	3	1	1	66	87	635	385	$1,648
Boddington	151	2	1	—	—	11	31	196	190	$1,033
Corporate and Other (11)	—	—	7	25	1	—	5	38	—	$—
Total Gold Equivalent Ounces	607	23	11	26	2	77	123	869	575	$1,511

Consolidated	$4,396	$161	$134	$215	$18	$103	$1,069	$6,096
(1)Excludes Depreciation and amortization and Reclamation and remediation.
(2)Includes by-product credits of $91.
(3)Includes stockpile, leach pad, and product inventory adjustments of $3 at Porcupine, $5 at Éléonore, $19 at Peñasquito, $2 at Cerro Negro, $4 at Yanacocha, $1 at Akyem, and $4 at NGM.
(4)Beginning January 1, 2023, COVID-19 specific costs incurred in the ordinary course of business are recognized in Costs applicable to sales.
(5)Include operating accretion of $74, included in Reclamation and remediation, and amortization of asset retirement costs of $87; excludes accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $111 and $113, respectively, included in Reclamation and remediation.
(6)Excludes development expenditures of $2 at CC&V, $5 at Porcupine, $5 at Peñasquito, $8 at Merian, $3 at Cerro Negro, $3 at Yanacocha, $19 at Tanami, $27 at Ahafo, $13 at Akyem, $13 at NGM, and $92 at Corporate and Other, totaling $190 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.
(7)Other expense, net is adjusted for Newcrest transaction-related costs of $37, restructuring and severance of $19, impairment charges of $10, and settlement costs of $2, included Other expense, net.
(8)Excludes capitalized interest related to sustaining capital expenditures.
(9)Includes finance lease payments and other costs for sustaining projects of $55.
(10)Per ounce measures may not recalculate due to rounding.
(11)Corporate and Other includes the Company's business activities relating to its corporate and regional offices and all equity method investments.
(12)Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,400/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($1.00/lb.), and Zinc ($1.20/lb.) pricing for 2023.
(13)For the nine months ended September 30, 2023, Peñasquito sold 12 million ounces of silver, 33 thousand tonnes of lead and 85 thousand tonnes of zinc, and Boddington sold 34 thousand tonnes of copper.
NEWMONT THIRD QUARTER 2024 RESULTS | NEWS RELEASE         21

A reconciliation of the Fourth Quarter 2024 Gold AISC outlook to the Fourth Quarter 2024 Gold CAS outlook is provided below. The estimates in the table below are considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws.

Q4 2024 Outlook - Gold (1)(2)
(in millions, except ounces and per ounce)	Outlook Estimate
Cost Applicable to Sales (3)(4)	$1,850
Reclamation Costs (5)	40
Advanced Projects & Exploration (6)	90
General and Administrative (7)	85
Other Expense	5
Treatment and Refining Costs	30
Sustaining Capital (8)	425
Sustaining Finance Lease Payments	5
All-in Sustaining Costs	$2,530
Ounces (000) Sold (9)	1,715
All-in Sustaining Costs per Ounce	$1,475
(1)The reconciliation is provided for illustrative purposes in order to better describe management’s estimates of the components of the calculation. Estimates for each component of the forward-looking All-in sustaining costs per ounce are independently calculated and, as a result, the total All-in sustaining costs and the All-in sustaining costs per ounce may not sum to the component ranges. While a reconciliation to the most directly comparable GAAP measure has been provided for the 2024 AISC Gold Outlook on a consolidated basis, a reconciliation has not been provided on an individual site or project basis in reliance on Item 10(e)(1)(i)(B) of Regulation S-K because such reconciliation is not available without unreasonable efforts.
(2)All values are presented on a consolidated basis for Newmont.
(3)Excludes Depreciation and amortization and Reclamation and remediation.
(4)Includes stockpile and leach pad inventory adjustments.
(5)Reclamation costs include operating accretion and amortization of asset retirement costs.
(6)Advanced Project and Exploration excludes non-sustaining advanced projects and exploration.
(7)Includes stock-based compensation.
(8)Excludes development capital expenditures, capitalized interest and change in accrued capital.
(9)Consolidated production for Merian is presented on a total production basis for the mine site and excludes production from Pueblo Viejo and Fruta del Norte.

NEWMONT THIRD QUARTER 2024 RESULTS | NEWS RELEASE         22

Net debt to Adjusted EBITDA ratio
Management uses net debt to Adjusted EBITDA as non-GAAP measures to evaluate the Company’s operating performance, including our ability to generate earnings sufficient to service our debt. Net debt to Adjusted EBITDA represents the ratio of the Company’s debt, net of cash and cash equivalents, to Adjusted EBITDA. Net debt to Adjusted EBITDA does not represent, and should not be considered an alternative to, net income (loss), operating income (loss), or cash flow from operations as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. Although Net Debt to Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements by other companies, our calculation of net debt to Adjusted EBITDA measure is not necessarily comparable to such other similarly titled captions of other companies. The Company believes that net debt to Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Management’s determination of the components of net debt to Adjusted EBITDA is evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted EBITDA as follows:

	Three Months Ended
	September 30, 2024	June 30, 2024	March 31, 2024	December 31, 2023

Net income (loss) attributable to Newmont stockholders	$922	$853	$170	$(3,158)
Net income (loss) attributable to noncontrolling interests	2	4	9	10
Net loss (income) from discontinued operations	(49)	(15)	(4)	(12)
Equity loss (income) of affiliates	(60)	3	(7)	(19)
Income and mining tax expense (benefit)	244	191	260	77
Depreciation and amortization	631	602	654	681
Interest expense, net of capitalized interest	86	103	93	81
EBITDA	$1,776	$1,741	$1,175	$(2,340)
Adjustments:
Loss on assets held for sale	$115	$246	$485	$—
Reclamation and remediation charges	33	—	6	1,158
(Gain) loss on asset and investment sales, net	28	(55)	(9)	231
Impairment charges	18	9	12	1,881
Newcrest transaction and integration costs	17	16	29	427
Change in fair value of investments	(17)	9	(31)	5
Gain on debt extinguishment, net	(15)	(14)	—	—
Settlement costs	7	5	21	5
Restructuring and severance	5	9	6	5
Pension settlements	—	—	—	9
COVID-19 specific costs	—	—	—	1
Adjusted EBITDA	$1,967	$1,966	$1,694	$1,382
12 month trailing Adjusted EBITDA	$7,009

Total Debt	$8,550
Lease and other financing obligations	549
Less: Cash and cash equivalents	(3,016)
Less: Cash and cash equivalents included in assets held for sale (1)	(86)
Total net debt	$5,997

Net debt to Adjusted EBITDA	0.9
(1)During the first quarter of 2024, certain non-core assets were determined to meet the criteria for assets held for sale. As a result, the related Cash and cash equivalents was reclassified to Assets held for sale.
NEWMONT THIRD QUARTER 2024 RESULTS | NEWS RELEASE         23

Net average realized price per ounce/ pound
Average realized price per ounce/ pound are non-GAAP financial measures. The measures are calculated by dividing the net consolidated gold, copper, silver, lead, and zinc sales by the consolidated gold ounces, copper pounds, silver ounces, lead pounds and zinc pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Average realized price per ounce/ pound statistics are intended to provide additional information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.
The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measure:

	Three Months Ended September 30,		Increase (Decrease)	Percent Change
	2024	2023
Gold	$3,945	$2,400	$1,545	64%
Copper	329	90	239	266
Silver (1)	147	5	142	N.M.
Lead (1)	32	—	32	N.M.
Zinc (1)	152	(2)	154	N.M.
	$4,605	$2,493	$2,112	85%
(1)Due to the Peñasquito labor strike, Peñasquito had no production during the third quarter of 2023. Sales activity recognized in the third quarter of 2023 is related to adjustments on provisionally priced concentrate sales subject to final settlement. As such, the percent change is not meaningful ("N.M.").

	Nine Months Ended September 30,		Increase (Decrease)	Percent Change
	2024	2023
Gold	$10,909	$7,083	$3,826	54%
Copper	1,003	282	721	256
Silver	557	246	311	126
Lead	136	64	72	113
Zinc	425	180	245	136
	$13,030	$7,855	$5,175	66%

	Three Months Ended September 30, 2024
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$3,900	$297	$135	$35	$171
Provisional pricing mark-to-market	53	12	3	(2)	—
Silver streaming amortization	—	—	15	—	—
Gross after provisional pricing and streaming impact	3,953	309	153	33	171
Treatment and refining charges	(8)	20	(6)	(1)	(19)
Net	$3,945	$329	$147	$32	$152
Consolidated ounces / pounds sold (1)(2)	1,568	77	6	36	134
Average realized price (per ounce/pound): (3)
Gross before provisional pricing and streaming impact	$2,488	$3.90	$23.76	$0.93	$1.28
Provisional pricing mark-to-market	34	0.16	0.52	(0.04)	—
Silver streaming amortization	—	—	2.79	—	—
Gross after provisional pricing and streaming impact	2,522	4.06	27.07	0.89	1.28
Treatment and refining charges	(4)	0.25	(1.09)	(0.03)	(0.14)
Net	$2,518	$4.31	$25.98	$0.86	$1.14
(1)Amounts reported in millions except gold ounces, which are reported in thousands.
NEWMONT THIRD QUARTER 2024 RESULTS | NEWS RELEASE         24

(2)For the three months ended September 30, 2024 the Company sold 35 thousand tonnes of copper, 17 thousand tonnes of lead, and 61 thousand tonnes of zinc.
(3)Per ounce/pound measures may not recalculate due to rounding.

	Three Months Ended September 30, 2023
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$2,411	$93	$2	$—	$(3)
Provisional pricing mark-to-market	(5)	—	3	—	2
Silver streaming amortization	—	—	—	—	—
Gross after provisional pricing and streaming impact	2,406	93	5	—	(1)
Treatment and refining charges	(6)	(3)	—	—	(1)
Net	$2,400	$90	$5	$—	$(2)
Consolidated ounces / pounds sold (1)(2)	1,250	25	—	—	(2)
Average realized price (per ounce/pound): (3)(4)
Gross before provisional pricing and streaming impact	$1,929	$3.83	N.M.	N.M.	N.M.
Provisional pricing mark-to-market	(4)	—	N.M.	N.M.	N.M.
Silver streaming amortization	—	—	N.M.	N.M.	N.M.
Gross after provisional pricing and streaming impact	1,925	3.83	N.M.	N.M.	N.M.
Treatment and refining charges	(5)	(0.15)	N.M.	N.M.	N.M.
Net	$1,920	$3.68	N.M.	N.M.	N.M.
(1)Amounts reported in millions except gold ounces, which are reported in thousands.
(2)For the three months ended September 30, 2023 the Company sold 11 thousand tonnes of copper, — thousand tonnes of lead, and (1) thousand tonnes of zinc.
(3)Due to the Peñasquito labor strike, Peñasquito had no production during the third quarter of 2023. Sales activity recognized in the third quarter of 2023 is related to adjustments on provisionally priced concentrate sales subject to final settlement. As such, the average realized price per ounce/pound metrics are not meaningful ("N.M.").
(4)Per ounce/pound measures may not recalculate due to rounding.

	Nine Months Ended September 30, 2024
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$10,846	$999	$493	$137	$466
Provisional pricing mark-to-market	109	46	26	1	15
Silver streaming amortization	—	—	65	—	—
Gross after provisional pricing and streaming impact	10,955	1,045	584	138	481
Treatment and refining charges	(46)	(42)	(27)	(2)	(56)
Net	$10,909	$1003	$557	$136	$425
Consolidated ounces/pounds sold (1)(2)	4,710	241	24	144	382
Average realized price (per ounce/pound): (3)
Gross before provisional pricing and streaming impact	$2,303	$4.16	$21.01	$0.95	$1.22
Provisional pricing mark-to-market	23	0.19	1.09	0.01	0.04
Silver streaming amortization	—	—	2.79	—	—
Gross after provisional pricing and streaming impact	2,326	4.35	24.89	0.96	1.26
Treatment and refining charges	(10)	(0.18)	(1.17)	(0.02)	(0.15)
Net	$2,316	$4.17	$23.72	$0.94	$1.11
(1)Amounts reported in millions except gold ounces, which are reported in thousands.
(2)For the nine months ended September 30, 2024 the Company sold 110 thousand tonnes of copper, 66 thousand tonnes of lead, and 174 thousand tonnes of zinc.
(3)Per ounce/pound measures may not recalculate due to rounding.
NEWMONT THIRD QUARTER 2024 RESULTS | NEWS RELEASE         25

	Nine Months Ended September 30, 2023
	Gold	Copper	Silver	Lead	Zinc
	(ounces)	(pounds)	(ounces)	(pounds)	(pounds)
Consolidated sales:
Gross before provisional pricing and streaming impact	$7,098	$293	$227	$69	$240
Provisional pricing mark-to-market	11	—	7	(2)	(16)
Silver streaming amortization	—	—	31	—	—
Gross after provisional pricing and streaming impact	7,109	293	265	67	224
Treatment and refining charges	(26)	(11)	(19)	(3)	(44)
Net	$7,083	$282	$246	$64	$180
Consolidated ounces/pounds sold (1)(2)	3,669	76	12	72	187
Average realized price (per ounce/pound): (3)
Gross before provisional pricing and streaming impact	$1,934	$3.86	$18.65	$0.96	$1.28
Provisional pricing mark-to-market	3	—	0.54	(0.03)	(0.08)
Silver streaming amortization	—	—	2.56	—	—
Gross after provisional pricing and streaming impact	1,937	3.86	21.75	0.93	1.20
Treatment and refining charges	(7)	(0.15)	(1.57)	(0.03)	(0.23)
Net	$1,930	$3.71	$20.18	$0.90	$0.97
(1)Amounts reported in millions except gold ounces, which are reported in thousands.
(2)For the nine months ended September 30, 2023 the Company sold 34 thousand tonnes of copper, 33 thousand tonnes of lead, and 85 thousand tonnes of zinc.
(3)Per ounce/pound measures may not recalculate due to rounding.
NEWMONT THIRD QUARTER 2024 RESULTS | NEWS RELEASE         26

Gold by-product metrics
Copper, silver, lead, zinc, and molybdenum are by-products often obtained during the process of extracting and processing the primary ore-body. In our GAAP Consolidated Financial Statements, the value of these by-products is recorded as a credit to our CAS and the value of the primary ore is recorded as Sales. In certain instances, copper, silver, lead, and zinc are co-products, or a significant resource in the primary ore-body, and the revenue is recorded as Sales in our GAAP Consolidated Financial Statements.
Gold by-product metrics are non-GAAP financial measures that serve as a basis for comparing the Company’s performance with certain competitors. As Newmont’s operations are primarily focused on gold production, “Gold by-product metrics” were developed to allow investors to view Sales, CAS per ounce and AISC per ounce calculations that classify all copper, silver, lead, zinc, and molybdenum production as a by-product, even when copper, silver, lead or zinc is a significant resource in the primary ore-body. These metrics are calculated by subtracting copper, silver, lead, and zinc sales recognized from Sales and including these amounts as offsets to CAS.
Gold by-product metrics are calculated on a consistent basis for the periods presented on a consolidated basis. These metrics are intended to provide supplemental information only, do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks, such as in IFRS.
The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Consolidated gold sales, net	$3,945	$2,400	$10,909	$7,083
Consolidated other metal sales, net	660	93	2,121	772
Sales	$4,605	$2,493	$13,030	$7,855

Costs applicable to sales	$2,310	$1,371	$6,572	$4,396
Less: Consolidated other metal sales, net	(660)	(93)	(2,121)	(772)
By-product costs applicable to sales	$1,650	$1,278	$4,451	$3,624
Gold sold (thousand ounces)	1,568	1,250	4,710	3,669
Total Gold CAS per ounce (by-product) (1)	$1,052	$1,022	$945	$988

Total AISC	$3,078	$1,927	$8,913	$6,096
Less: Consolidated other metal sales, net	(660)	(93)	(2,121)	(772)
By-product AISC	$2,418	$1,834	$6,792	$5,324
Gold sold (thousand ounces)	1,568	1,250	4,710	3,669
Total Gold AISC per ounce (by-product) (1)	$1,542	$1,467	$1,442	$1,451
(1)Per ounce measures may not recalculate due to rounding.
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Conference Call Information
A conference call will be held on Thursday, October 24, 2024 at 11:00 a.m. Eastern Time (9:00 a.m. Mountain Time); it will also be available on the Company’s website.
Conference Call Details

Dial-In Number	833.470.1428
Intl Dial-In Number	404.975.4839[1]
Dial-In Access Code	037611
Conference Name	Newmont
Replay Number	866.813.9403
Intl Replay Number	929.458.6194
Replay Access Code	197186

1For toll-free phone numbers, refer to the following link: https://www.netroadshow.com/events/global-numbers?confId=49005
Webcast Details
Title: Newmont Third Quarter 2024 Earnings Conference Call
URL: https://events.q4inc.com/attendee/284798799

The webcast materials will be available Wednesday, October 23, after market close, under the “Investor Relations” section of the Company’s website. Additionally, the conference call will be archived for a limited time on the Company’s website.
About Newmont
Newmont is the world’s leading gold company and a producer of copper, zinc, lead, and silver. The company’s world-class portfolio of assets, prospects and talent is anchored in favorable mining jurisdictions in Africa, Australia, Latin America & Caribbean, North America, and Papua New Guinea. Newmont is the only gold producer listed in the S&P 500 Index and is widely recognized for its principled environmental, social, and governance practices. Newmont is an industry leader in value creation, supported by robust safety standards, superior execution, and technical expertise. Founded in 1921, the company has been publicly traded since 1925.
At Newmont, our purpose is to create value and improve lives through sustainable and responsible mining. To learn more about Newmont’s sustainability strategy and initiatives, go to www.newmont.com.

Investor Contact - Global

Neil Backhouse	investor.relations@newmont.com

Investor Contact - Asia Pacific

Natalie Worley	apac.investor.relations@newmont.com

Media Contact - Global

Jennifer Pakradooni	globalcommunications@newmont.com

Media Contact - Asia Pacific

Rosalie Cobai	australiacommunications@newmont.com

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Cautionary Statement Regarding Forward Looking Statements, Including Outlook Assumptions, and Notes:
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Where a forward-looking statement expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the forward-looking statements. Forward-looking statements often address our expected future business and financial performance and financial condition; and often contain words such as “anticipate,” “intend,” “plan,” “will,” “would,” “estimate,” “expect,” “believe,” "pending" or “potential.” Forward-looking statements in this news release may include, without limitation, (i) estimates of future production and sales, including production outlook, average future production; (ii) estimates of future costs applicable to sales and all-in sustaining costs; (iii) estimates of future capital expenditures, including development and sustaining capital; (iv) expectations regarding the development of the Cadia Panel Caves including with respect to production and capital cost estimates; (v) expectations regarding share and debt repurchases; (vi) estimates of future cost reductions, synergies, including pre-tax synergies, savings and efficiencies, Full Potential and productivity improvements, and future cash flow enhancements through portfolio optimization, (vii) expectations regarding Newmont’s go-forward portfolio is focused on Tier 1 assets; (viii) expectations regarding future investments or divestitures, including of non-core assets and assets designated as held for sale; (ix) expectations regarding free cash flow and returns to stockholders, including with respect to future dividends and future share repurchases; and (x) other outlook, including, without limitation, Q4 2024 Outlook, 2024 Outlook and other future operating, reclamation, remediation, and financial metrics. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of operations and projects being consistent with current expectations and mine plans, including, without limitation, receipt of export approvals; (iii) political developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) certain exchange rate assumptions for the Australian dollar to U.S. dollar and Canadian dollar to U.S. dollar, as well as other exchange rates being approximately consistent with current levels; (v) certain price assumptions for gold, copper, silver, zinc, lead and oil; (vi) prices for key supplies; (vii) the accuracy of current mineral reserve, mineral resource and mineralized material estimates; and (viii) other planning assumptions. Uncertainties include those relating to general macroeconomic uncertainty and changing market conditions, changing restrictions on the mining industry in the jurisdictions in which we operate, impacts to supply chain, including price, availability of goods, ability to receive supplies and fuel, and impacts of changes in interest rates. Such uncertainties could result in operating sites being placed into care and maintenance and impact estimates, costs and timing of projects. Uncertainties in geopolitical conditions could impact certain planning assumptions, including, but not limited to commodity and currency prices, costs and supply chain availabilities.

Future dividends beyond the dividend payable on December 23, 2024 to holders of record at the close of business on November 27, 2024 have not yet been approved or declared by the Board of Directors, and an annualized dividend payout or dividend yield has not been declared by the Board. Management’s expectations with respect to future dividends are “forward-looking statements” and are non-binding. The declaration and payment of future dividends remain at the discretion of the Board of Directors and will be determined based on Newmont’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, gold and commodity prices, and other factors deemed relevant by the Board.

Investors are also cautioned that the extent to which the Company repurchases its shares, and the timing of such repurchases, will depend upon a variety of factors, including trading volume, market conditions, legal requirements, business conditions and other factors. The repurchase program may be discontinued at any time, and the program does not obligate the Company to acquire any specific number of shares of its common stock or to repurchase the full $2.0 billion amount during the 24 month authorization period.

Expectations regarding the closing of the sale the Akyem mine in Ghana and the Telfer mine and interest in the Havieron project in Western Australia and related receipt of proceeds and deferred consideration are forward-looking statements. Investors are cautioned that the closing of the Telfer/Havieron sale remains conditional on satisfaction of certain conditions including: (i) Newmont and Greatland receiving approval for the transaction from the Foreign Investment Review Board (FIRB); (ii) transfer of key approvals and tenements; (iii) assignment of key contracts and leases; (iv) obtaining specific environmental licenses; (iv) restart of operations at Telfer following remediation of TSF8; and (v) other customary closing conditions. Under the terms of the agreement, expected gross proceeds of up to $475 million, which include cash consideration of $207.5 million, due upon on closing, equity consideration of $167.5 million in the form of Greatland shares, to be issued upon closing and deferred contingent cash consideration of up to $100 million. No assurance can be provided with respect to deferred consideration which may be payable to Newmont in cash through a gold price linked payment structure with a 50% price upside participation by Newmont in respect of gold produced from Havieron for 5 calendar years following the declaration of commercial production, subject to a hurdle price of $1,850/oz. Deferred consideration for the relevant year will be equal to 50% x (market price – hurdle price) x sum of total gold sold for the relevant year (inc. doré and concentrate), subject to the annual cap and the total cap. The closing of the Akyem transaction remains subject to the satisfaction of certain customary conditions precedent, including but not limited to, Zijin obtaining the necessary filings, approvals, or registrations from the National Development and Reform Commission, the Ministry of Commerce and the State Administration of Foreign Exchange of the People’s Republic of China, and the parties receipt of a no objections letter from the Minister of Lands and Natural Resources of the Republic of Ghana. A failure to satisfy these conditions precedent would delay and/or prevent closing of the transaction. Similarly, receipt of $900 million in cash consideration is subject to closing of the transaction, and an additional $100 million in cash consideration is expected to be paid after the earliest to occur of the ratification of the extended eastern mining lease by the Parliament of Ghana, the ratification of a replacement mining lease to the extended eastern mining lease by the Parliament of Ghana and the five year anniversary of the closing date. The purchase price payable at the closing is subject to adjustments for closing cash, working capital, inventory, finished goods inventory, and other customary purchase price adjustment items.

For a more detailed discussion of such risks and other factors that might impact future looking statements, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 29, 2024, under the heading “Risk Factors", and other factors identified in the Company's reports filed with the SEC, available on the SEC website or at www.newmont.com. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk. Investors are also encouraged to review our Form 10-Q for the quarter ended September 30, 2024, expected to be filed on, or about October 24, 2024.

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Notice Regarding Reserve and Resource:
Unless otherwise stated herein, the reserves stated in this release represent estimates at December 31, 2023, which could be economically and legally extracted or produced at the time of the reserve determination. Estimates of proven and probable reserves are subject to considerable uncertainty. Such estimates are, or will be, to a large extent, based on metal prices and interpretations of geologic data obtained from drill holes and other exploration techniques, which data may not necessarily be indicative of future results. Additionally, resource does not indicate proven and probable reserves as defined by the SEC or the Company’s standards. Estimates of measured, indicated and inferred resource are subject to further exploration and development, and are, therefore, subject to considerable uncertainty. Inferred resources, in particular, have a great amount of uncertainty as to their existence and their economic and legal feasibility. The Company cannot be certain that any part or parts of the resource will ever be converted into reserves. For additional information on our reserves and resources, please see Item 2 of the Company’s Form 10-K, filed on February 29, 2024 with the SEC.

Note Regarding Tier 1 Portfolio:
Newmont’s Tier 1 portfolio is focused on Tier 1 assets, consisting of (1) six managed Tier 1 assets (Boddington, Tanami, Cadia, Lihir, Peñasquito, and Ahafo), (2) assets owned through two non-managed joint ventures at Nevada Gold Mines and Pueblo Viejo, including four Tier 1 assets (Carlin, Cortez, Turquoise Ridge, and Pueblo Viejo), (3) three emerging Tier 1 assets (Merian, Cerro Negro, and Yanacocha), which do not currently meet the criteria for Tier 1 Asset, and (4) an emerging Tier 1 district in the Golden Triangle in British Columbia (Red Chris and Brucejack), which does not currently meet the criteria for Tier 1 Asset. Newmont’s Tier 1 portfolio also includes attributable production from the Company’s equity interest in Lundin Gold (Fruta del Norte). Tier 1 Portfolio cost and capital metrics include the proportional share of the Company’s interest in the Nevada Gold Mines joint venture.

Tier 1 Assets are defined as having, on average over such asset’s mine life: (1) production of over 500,000 GEO’s/year on a consolidated basis, (2) average AISC/oz in the lower half of the industry cost curve, (3) an expected mine life of over 10 years, and (4) operations in countries that are classified in the A and B rating ranges for Moody’s, S&P and Fitch.
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